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                                                               EXHIBIT 10-A








                        PURCHASE AND SALE AGREEMENT

                               BY AND BETWEEN

                       DELMARVA POWER & LIGHT COMPANY

                                    AND

                              NRG ENERGY, INC.

                        DATED AS OF JANUARY 18, 2000






                                             (DP&L - WHOLLY OWNED STATIONS)
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                       LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A      Form of Access Agreement
Exhibit B      Form of Assignment and Assumption Agreement
Exhibit C      Form of Bill of Sale
Exhibit D      Form of FIRPTA Affidavit
Exhibit E      Form of Interconnection Agreement
Exhibit F      Form of Limited Warranty Deed
Exhibit G      Term Sheet for Power Purchase Agreement
Exhibit H      Form of Transition Services Agreement
Exhibit I      Form of Seller's Legal Opinion
Exhibit J      Form of Buyer's Legal Opinion

SCHEDULES

1.1(23)        Capital Expenditures
1.1(42)        Description of Dorchester Property
1.1(76)        Description of the Indian River Station
1.1(96)        Permitted Encumbrances
1.1(130)       Target Adjustment Amount Methodology
1.1(137)       Transferable Permits
1.1(147)       Description of Vienna Station
2.1(c)         Electrical Transmission Facilities/Information Technology/
               Communications Assets
2.1(f)         Emission Allowances to be Transferred to Buyer
2.1(g)         Excess Emission Allowances
2.4(n)         Certain Environmental Conditions
2.6            Inventories
4.3(a)         Seller's Defaults and Violations
4.3(b)         Seller's Consents and Approvals
4.4            Insurance Exceptions
4.6            Environmental Matters
4.7            Labor Matter Exceptions
4.8(a)         Benefit Plans
4.8(b)         Benefit Plans; ERISA Exceptions
4.9            Real Property
4.11(a)        Seller's Agreements
4.12           Legal Proceedings
5.3(a)         Buyer's Defaults and Violations
5.3(b)         Buyer's Consents and Approvals
5.10           Environmental Site Assessments
6.1            Conduct of Business Exceptions
6.8(c)         Collective Bargaining Agreements

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6.8(h)         Transferred Non-Union Employee Severance Benefits
6.10           Certain Tax-Exempt Bonds
6.12(b)(i)     Prorated SO2 Allowances
6.12(b)(ii)    Prorated NOx Emission Allowances
7.1(c)         Buyer's Required Regulatory Approvals
7.2(c)         Seller's Required Regulatory Approvals


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                             TABLE OF CONTENTS


                                     ARTICLE I
                                    DEFINITIONS

        1.1    Definitions...................................................1
        1.2    Certain Interpretive Matters.................................15
        1.3    U.S. Dollars.................................................15

                                    ARTICLE II
                                 PURCHASE AND SALE

        2.1    Transfer of Assets...........................................15
        2.2    Excluded Assets..............................................17
        2.3    Assumed Liabilities..........................................19
        2.4    Excluded Liabilities.........................................20
        2.5    Control of Litigation........................................22
        2.6    Inventories..................................................22

                                    ARTICLE III
                                    THE CLOSING

        3.1    Closing......................................................23
        3.2    Payment of Purchase Price....................................23
        3.3    Adjustment to Purchase Price.................................24
        3.4    Tax Reporting and Allocation of Purchase Price...............25
        3.5    Prorations...................................................25
        3.6    Deliveries by Seller.........................................26
        3.7    Deliveries by Buyer..........................................27
        3.8    Post-Closing Excluded Asset Deliveries.......................28
        3.9    Relationship of this Agreement and Related Purchase
                 Agreements.................................................28

                                    ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF SELLER

        4.1    Organization; Qualification..................................29
        4.2    Authority....................................................29
        4.3    Consents and Approvals; No Violation.........................30
        4.4    Insurance....................................................30
        4.5    Title and Related Matters....................................31
        4.6    Environmental Matters........................................31
        4.7    Labor Matters................................................31
        4.8    Benefit Plans; ERISA.........................................32
        4.9    Real Property................................................32

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        4.10   Condemnation.................................................32
        4.11   Contracts and Leases.........................................32
        4.12   Legal Proceedings............................................33
        4.13   Permits......................................................33
        4.14   Year 2000....................................................33
        4.15   Assets Used in Operation of the Wholly Owned Stations........33

                                     ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF BUYER

        5.1    Organization; Qualification..................................34
        5.2    Authority....................................................34
        5.3    Consents and Approvals; No Violation.........................34
        5.4    Buyer's Permits..............................................35
        5.5    Availability of Funds........................................35
        5.6    Financial Statements.........................................35
        5.7    Legal Proceedings............................................36
        5.8    Qualified Buyer..............................................36
        5.9    Inspections..................................................36
        5.10   WARN Act.....................................................36
        5.11   Regulation as a Utility......................................36

                                    ARTICLE VI
                             COVENANTS OF THE PARTIES

        6.1    Conduct of Business Relating to the Purchased Assets.........36
        6.2    Access to Information........................................37
        6.3    Public Statements............................................38
        6.4    Further Assurances...........................................39
        6.5    Consents and Approvals.......................................40
        6.6    Certain Tax Matters..........................................41
        6.7    Advice of Changes............................................42
        6.8    Employees....................................................43
        6.9    Risk of Loss.................................................47
        6.10   Certain Tax-Exempt Bonds.....................................48
        6.11   PJM; MAAC....................................................48
        6.12   Emission Allowances..........................................48
        6.13   Insurance Claims.............................................52
        6.14   Reimbursement of Certain Metering Expenses...................52

                                    ARTICLE VII
                                     CONDITION

        7.1    Conditions to Obligation of Buyer............................52
        7.2    Conditions to Obligation of Seller...........................54

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                                   ARTICLE VIII
                          INDEMNIFICATION AND ARBITRATION

        8.1    Indemnification..............................................55
        8.2    Defense of Claims............................................57
        8.3    Arbitration..................................................58
        8.4    Remediation of Matters Covered in Sections 2.4(g)and 2.4(n)..59

                                    ARTICLE IX
                                    TERMINATION

        9.1    Termination..................................................60
        9.2    Effect of Termination........................................62

                                     ARTICLE X
                             MISCELLANEOUS PROVISIONS

        10.1   Amendment and Modification...................................62
        10.2   Expenses.....................................................62
        10.3   Fees and Commissions.........................................62
        10.4   Bulk Sales Laws..............................................63
        10.5   Waiver  of  Compliance; Consents.............................63
        10.6   No Survival..................................................63
        10.7   Disclaimers..................................................63
        10.8   Notices......................................................64
        10.9   Assignment...................................................65
        10.10  Governing Law; Forum; Service of Process.....................66
        10.11  Counterparts.................................................66
        10.12  Interpretation...............................................66
        10.13  Schedules and Exhibits.......................................66
        10.14  Entire Agreement.............................................66

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                        PURCHASE AND SALE AGREEMENT

        PURCHASE AND SALE AGREEMENT, dated as of January 18, 2000 (this "Agreement"), by and between Delmarva Power & Light Company, a Delaware and Virginia corporation ("DP&L" or "Seller"), and NRG Energy, Inc., a Delaware corporation ("Buyer"). Seller and Buyer may each be referred to herein individually as a "Party," and collectively as the "Parties."

                            W I T N E S S E T H

        WHEREAS, Seller owns two fossil fuel-fired electric generating stations (the "Wholly Owned Stations"), and certain properties and assets associated therewith and ancillary thereto; and

        WHEREAS, Seller owns a developmental site consisting of approximately 247 acres of land located in Dorchester County, Maryland (referred to herein as the "Dorchester Property"), and certain properties and assets associated therewith and ancillary thereto; and

        WHEREAS, Seller possesses certain Emission Allowances (as defined below); and

        WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Purchased Assets (as defined below) and certain associated Liabilities (as defined below), upon the terms and conditions hereinafter set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

        1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

        (1) "Access Agreement" means the easement and license agreement between Buyer and Seller, or any Affiliate thereof, to be delivered at the Closing, substantially in the form of Exhibit A hereto, pursuant to which Buyer will provide Seller, or an Affiliate thereof, with access rights with respect to certain of the Purchased Assets transferred to Buyer and to certain Excluded Assets retained by Seller.

        (2) "ACE" means Atlantic City Electric Company, a New Jersey corporation.

        (3) "ACE Related Purchase Agreements" means (i) the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by ACE and Buyer, relating to the purchase and sale of the B.L. England Station, the Deepwater Station, certain interests in the Merrill Creek Reservoir, certain SO2 Allowances and NOx Emission Allowances, and certain related properties and assets, and (ii) the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by Seller and Buyer, relating to the purchase and sale of ACE's undivided 2.47% interest as tenant in common in the Keystone Station, Seller's undivided 3.83% interest as tenant in common in the Conemaugh Station and certain related properties and assets.

        (4) "Additional Agreements" means the Interconnection Agreement, the Power Purchase Agreement, the Transition Services Agreement, the Access Agreement, the Limited Warranty Deeds, the Assignment and Assumption Agreements and the Bill of Sale.

        (5) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

        (6) "Agreement" means this Purchase Agreement together with the Schedules and Exhibits hereto.

        (7) "Assignment and Assumption Agreements" means the assignment and assumption agreements between Seller and Buyer, to be delivered at the Closing, substantially in the form of Exhibit B hereto, pursuant to which Seller shall assign the Seller's Agreements, certain intangible assets and certain other Purchased Assets to Buyer, and Buyer shall accept such assignment and assume the Assumed Liabilities.

        (8) "Assumed Liabilities" has the meaning set forth in Section 2.3.

        (9) "B.L. England Station" means the generating station known as B.L. England Station, located in the town of Beesley's Point, County of Cape May, State of New Jersey, and related properties and assets.

        (10) "Benefit Plans" has the meaning set forth in Section 4.8(a).

        (11) "Bill of Sale" means the bill of sale of Seller, to be delivered at the Closing, substantially in the form of Exhibit C hereto.

        (12) "Business Day" means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

        (13) "Buyer" has the meaning set forth in the preamble to this Agreement.

        (14) "Buyer Material Adverse Effect" has the meaning set forth in
Section 5.3(a).

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        (15) "Buyer's Benefit Plans" has the meaning set forth in Section
6.8(e)(iv).

        (16) "Buyer's Financial Statements" has the meaning set forth in
Section 5.6.

        (17) "Buyer's Indemnitee" has the meaning set forth in Section
8.1(b).

        (18) "Buyer's Pension Plan" has the meaning set forth in Section
6.8(f).

        (19) "Buyer's Permits" has the meaning set forth in Section 5.4.

        (20) "Buyer's Required Regulatory Approvals" has the meaning set forth in Section 5.3(b).

        (21) "Buyer's Savings Plan" has the meaning set forth in Section
6.8(g).

        (22) "Buyer's Welfare Plans" has the meaning set forth in Section 6.8(e)(iv).

        (23) "Capital Expenditures" means the total amount of funds paid, or Liabilities incurred, by Seller (other than such as constitute Assumed Liabilities) for one or more of the projects listed on Schedule 1.1(23) during the period commencing on September 1, 1999 and ending on the Closing Date.

        (24) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

        (25) "Closing" has the meaning set forth in Section 3.1.

        (26) "Closing Adjustment Amount" means an amount, calculated in a manner consistent with the calculation of the Target Adjustment Amount, equal to the sum, as of the Closing Date, of (a) the Net Book Value of Seller's right, title and interest in and to the Inventories plus (b) Capital Expenditures.

        (27) "Closing Date" has the meaning set forth in Section 3.1.

        (28) "Closing Date Benefits" has the meaning set forth in Section
6.8(f).

        (29) "Closing Payment" has the meaning set forth in Section 3.2(c).

        (30) "Closing Statement" has the meaning set forth in Section
3.3(a).

        (31) "COBRA" means Sections 601 through 608 of ERISA and Section 4980B of the Code.

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        (32) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        (33) "Commercial Arbitration Rules" has the meaning set forth in
Section 8.3(c).

        (34) "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

        (35) "Computer Systems" has the meaning set forth in Section 4.14.

        (36) "Conemaugh Station" means the generating station known as Conemaugh Station, located in the County of Indiana, Commonwealth of Pennsylvania, and related properties and assets.

        (37) "Confidentiality Agreement" means the Confidentiality Agreement, dated July 21, 1999, between Conectiv, a Delaware corporation, and Buyer.

        (38) "Courts" has the meaning set forth in Section 10.10.

        (39) "Deepwater Station" means the generating station known as Deepwater Station, located in the Town of Pennsville, County of Salem, State of New Jersey, and related properties and assets.

        (40) "Direct Claim" has the meaning set forth in Section 8.2(c).

        (41) "DNREC" means the Delaware Department of Natural Resources and Environmental Control, and any successor agency thereto.

        (42) "Dorchester Property" means the approximately 247-acre site owned by DP&L located in the County of Dorchester, State of Maryland, and related properties and assets, all as more fully identified on Schedule 1.1(42) attached hereto.

        (43) "DP&L" has the meaning set forth in the preamble to this Agreement.

        (44) "DP&L Related Purchase Agreement" means the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by Seller and Buyer, relating to the purchase and sale of Seller's undivided 3.70% interest as tenant in common in the Keystone Station, Seller's undivided 3.72% interest as tenant in common in the Conemaugh Station, and certain related properties and assets.

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        (45) "DPSC" means the Delaware Public Service Commission, and any successor agency thereto.

        (46) "Easements" means, collectively, all easements, licenses, rights of way and other access rights to be granted by Buyer to Seller, or any Affiliate thereof, pursuant to the Access Agreement, and the easements, licenses, rights of way and other access rights reserved by Seller, or any Affiliate thereof, in the Limited Warranty Deeds, including such as authorize access, use, maintenance, construction, repair, replacement and other activities by Seller, or any Affiliate thereof, or otherwise necessary for Seller, or any Affiliate thereof, to operate its electrical transmission and distribution facilities, or information technology and telecommunications assets, or fulfill legal requirements applicable thereto.

        (47) "Emission Allowances" means Emission Reduction Credits, NOx Emission Allowances and SO2 Allowances.

        (48) "Emission Reduction Credits" means credits, in units that are established by the Governmental Authority with jurisdiction over the relevant Site that has obtained the credits, resulting from reductions in the emissions of air pollutants from an emitting source or facility (including and to the extent allowable under applicable Law, reductions resulting from shutdowns or control of emissions beyond that required by applicable Law) that have been certified by any applicable Governmental Authority as complying with the Law and regulations governing the establishment of such credits (including certification that such emissions reductions are enforceable, permanent, quantifiable and surplus), including air emissions reductions as described above that have been approved by the applicable Governmental Authority and are awaiting USEPA approval. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than "emission reduction credits."

        (49) "Employees" has the meaning set forth in Section 6.8(e).

        (50) "Encumbrances" means any and all mortgages, pledges, liens, claims, security interests, agreements, easements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

        (51) "Environmental Claims" has the meaning set forth in Section
8.1(c).

        (52) "Environmental Condition" means the presence or Release to the environment, whether at the Sites or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Sites or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

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        (53) "Environmental Laws" means all (a) Laws, in each case, as amended from time to time, relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, Remediation, abatement, cleanup or handling of Hazardous Substances, (b) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) Laws relating to the management or use of natural resources.

        (54) "Environmental Permits" means all permits, certificates, licenses and authorizations of all Governmental Authorities under Environmental Laws.

        (55) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (56) "ERISA Affiliate" has the meaning set forth in Section 2.4(k).

        (57) "ERISA Affiliate Plans" has the meaning set forth in Section
2.4(k).

        (58) "Estimated Adjustment Amount" has the meaning set forth in
Section 3.2(b).

        (59) "Excess Emission Allowances" has the meaning set forth in
Section 2.1(h).

        (60) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        (61) "Excluded Assets" has the meaning set forth in Section 2.2.

        (62) "Excluded Liabilities" has the meaning set forth in Section
2.4.

        (63) "FERC" means the United States Federal Energy Regulatory Commission, and any successor agency thereto.

        (64) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit of Seller, to be delivered at the Closing, substantially in the form of Exhibit D hereto.

        (65) "Good Utility Practices" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

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        (66) "Governmental Authority" means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

        (67) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

        (68) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

        (69) "IBEW" means Local 1307 of the International Brotherhood of Electrical Workers.

        (70) "IBEW Collective Bargaining Agreements" has the meaning set forth in Section 6.8(c).

        (71) "Income Tax" means any Tax imposed by any Governmental Authority (a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of such bases is described in clause (a), in each case, together with any interest, penalties or additions attributable thereto.

        (72) "Indemnifiable Loss" has the meaning set forth in Section
8.1(a).

        (73) "Indemnifying Party" has the meaning set forth in Section
8.1(e).

        (74) "Indemnitee" has the meaning set forth in Section 8.1(b).

        (75) "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

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        (76) "Indian River Station" means the generating station known as
Indian River Power Plant, located in the town of Millsboro, County of Sussex, State of Delaware, and related properties and assets, all as more fully identified on Schedule 1.1(76) attached hereto.

        (77) "Inspection" means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its Representatives with respect to the Purchased Assets prior to the Closing.

        (78) "Interconnection Agreement" means the interconnection agreement, between Seller, or an Affiliate thereof, and Buyer, to be delivered at the Closing, substantially in the form of Exhibit E hereto.

        (79) "Inventories" means coal, oil, tire-derived fuel and other fuel inventories, limestone, materials, spare parts, capital spare parts, consumable supplies and chemical and gas inventories (together with related freight, commodity and handling (other than on-site handling)) which are located at or in transit to the Wholly Owned Stations relating to the operation of the Wholly Owned Stations.

        (80) "Keystone Station" means the generating station known as Keystone Station located in Plumcreek Township, County of Armstrong, Commonwealth of Pennsylvania, and related properties and assets.

        (81) "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of such certificate.

        (82) "Laws" means all laws, statutes, rules, regulations and ordinances of any Governmental Authority.

        (83) "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

        (84) "Like-Kind Exchange" has the meaning set forth in Section
6.6(e).

        (85) "Limited Warranty Deeds" means the Limited Warranty Deeds, to be delivered at the Closing, substantially in the form of Exhibit F hereto, pursuant to which Seller will convey the Real Property to Buyer.

        (86) "MAAC" means the Mid-Atlantic Area Council.

        (87) "Material Adverse Effect" means any change in or effect on the Purchased Assets or the operation of the Purchased Assets after the date hereof that is materially adverse to the operation or condition (financial or otherwise) of the Purchased Assets, taken as a whole, other than (i) any change or effect affecting the international, national, regional or local electric industry as a whole and not specific and exclusive to the Purchased Assets, (ii) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, including any change in or effect on the structure, operating agreements, operations or procedures of Pennsylvania-New Jersey-Maryland Interconnection L.L.C. or its control area, (iii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at each of the Wholly Owned Stations, (iv) any change or effect resulting from changes in the North American, national, regional or local electricity transmission systems or operations thereof,
(v) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated Persons, (vi) any change or effect to the extent constituting or involving an Excluded Asset or an Excluded Liability and (vii) any change in or effect on the Purchased Assets which is cured (including by payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1.

        (88) "MDE" means the Maryland Department of the Environment, and any successor agency thereto.

        (89) "Net Book Value" means, as of any date, original cost (including related freight, commodity and handling (other than on-site handling)) less applicable depreciation and amortization, as reflected on Seller's books and records through such date in accordance with United States generally accepted accounting principles as applied by Seller on August 31, 1999.

        (90) "Non-Union Employees" has the meaning as set forth in Section
6.8(e).

        (91) "NOx" means oxides of nitrogen.

        (92) "NOx Budget Program" means Nitrogen Oxides Budget Program, which is a statutory or regulatory program promulgated by the United States or a state pursuant to which the United States or state provides for a limit on the oxides of nitrogen that can be emitted by all sources covered by the program and establishes allowances or authorizations, which in total are equal to the amount of oxides of nitrogen allowed by the limit, where each allowance or authorization represents a "right" to emit a unit of oxides of nitrogen, as the means for ensuring compliance with the limit.

        (93) "NOx Emission Allowance" means (a) an authorization by the DNREC under its NOx Budget Program authorizing the emission of one ton of NOx during the ozone season, as such season is defined by the DNREC; (b) an authorization by the MDE under any future NOx Budget Program authorizing the emission of one ton of NOx during the ozone season, as such season is defined by the MDE; or (c) an authorization by the USEPA under any future NOx Budget Program promulgated by the USEPA, including any future program implemented in lieu of a state NOx Budget Program, authorizing the emission of one ton of NOx during the ozone season, as such season is defined by the USEPA.

        (94) "Off-Site Location" means any real property other than the Sites.

        (95) "Party" and "Parties" have the respective meanings set forth in the preamble to this Agreement.

        (96) "Permitted Encumbrances" means: (a) the Easements; (b) those exceptions to title to the Purchased Assets listed on Schedule 1.1(96); (c) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (d) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business to the extent that they secure payment of obligations which are not in arrears or otherwise due and which have been incurred under Good Utility Practices; (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (f) with respect to any Station, such non-monetary Encumbrances as do not materially detract from the value of the Purchased Assets located at such Station, taken as a whole, as currently used, or materially interfere with the present use of the Purchased Assets located at such Station, taken as a whole.

        (97) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other business association or Governmental Authority.

        (98) "PJM" means the Pennsylvania-New Jersey-Maryland Power Pool, as established and administered by Pennsylvania-New Jersey-Maryland Interconnection L.L.C.

        (99) "PJM Agreement" means the Operating Agreement dated June 2, 1997 of Pennsylvania-New Jersey-Maryland Interconnection L.L.C., as amended from time to time.

        (100) "Power Purchase Agreement" means the power purchase agreement between Buyer and Seller, to be delivered at the Closing, substantially to the effect of the term sheet set forth as Exhibit G hereto.

        (101) "Prime Rate" has the meaning set forth in Section 3.3(c).

        (102) "Proprietary Information" of a Party means all information about any Party or its properties or operations furnished to the other
Party or its Representatives by such Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a non-confidential basis prior to its disclosure by the Party or its Representatives; (c) is or becomes available to the other Party on a non-confidential basis from a source other than such Party, provided that the source of such information was not known by such Party or its Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Party or any of its Representatives with respect to such material; (d) is independently developed by the other Party; or (e) was disclosed pursuant to the Confidentiality Agreement and remains subject to the terms and conditions of the Confidentiality Agreement.

        (103) "PUHCA" means the Public Utility Holding Company Act of 1935, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        (104) "Purchase Price" has the meaning set forth in Section 3.2(a).

        (105) "Purchased Assets" has the meaning set forth in Section 2.1.

        (106) "Qualified Offer" has the meaning set forth in Section
6.8(e).

        (107) "Qualifying Use" has the meaning set forth in Section 6.11.

        (108) "Real Property" has the meaning set forth in Section 2.1(a).

        (109) "Related Purchase Agreements" means, collectively, the ACE Related Purchase Agreements and the DP&L Related Purchase Agreement.

        (110) "Release" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

        (111) "Remediation" means an action of any kind to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location, including the following activities to the extent they relate to, result from or arise out of the presence of a Hazardous Substance at the Sites or an Off-Site Location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work;
(b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Sites or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Sites or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location.

        (112) "Remediation Standard" means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a regulatory agency, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law) that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after a Remediation.

        (113) "Representatives" of a Person means, collectively, such Person's Affiliates and its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors), parent entities and other controlling Persons.

        (114) "SEC" means the United States Securities and Exchange Commission, and any successor agency thereto.

        (115) "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        (116) "Seller" has the meaning set forth in the preamble to this Agreement.

        (117) "Seller's Agreements" means, collectively, (i) the contracts, agreements, arrangements, licenses and leases of any nature to which, as of the date hereof, Seller is a party, or by or to which Seller or the Purchased Assets is bound or subject, and (ii) those contracts, agreements, arrangements, licenses and leases of any nature entered into by Seller on or after the date of this Agreement consistent with the terms of Section 6.1(iii), in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets, but excluding Benefit Plans.

        (118) "Seller's Indemnitee" has the meaning set forth in Section
8.1(a).

        (119) "Seller's Pension Plan" has the meaning set forth in Section
6.8(f).

        (120) "Seller's Permits" has the meaning set forth in Section 4.13.

        (121) "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

        (122) "Seller's Savings Plans" has the meaning set forth in Section 6.8(g).

        (123) "Sites" means the Real Property, forming a part, or used or usable in connection with the operation, of the Wholly Owned Stations and the Dorchester Property, including any real property used for the disposal of solid or hazardous waste that is included in the Real Property. Any reference to the Sites shall include the surface and subsurface elements, to the extent owned by or subject to any interest of Seller, including the soil and groundwater present at the Sites, and any reference to materials or conditions "at the Sites", including Hazardous Substances and Environmental Conditions, shall include all materials and conditions "at, on, in, upon, over, across, under or within" the Sites.

        (124) "SO2" means sulfur dioxide.

        (125) "SO2 Allowance" means an authorization by the Administrator of the USEPA under the Clean Air Act, 42 U.S.C.ss. 7401, et seq., to emit one ton of sulfur dioxide during or after a specified calendar year.

        (126) "Statement" has the meaning set forth in Section 6.15(c).

        (127) "Stations" means, together, the Indian River Station, the Vienna Station and the Dorchester Property.

        (128) "Subsidiary", when used in reference to any Person, means any entity of which outstanding securities or interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions of such entity are owned directly or indirectly by such Person.

        (129) "Tangible Personal Property" has the meaning set forth in
Section 2.1(d).

        (130) "Target Adjustment Amount" means $17,828,000, which represents the Net Book Value, as of August 31, 1999, of Seller's right, title and interest in and to the Inventories, as calculated in the manner set forth on Schedule 1.1(130).

        (131) "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

        (132) "Tax Return" means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

        (133) "Third-Party Claim" has the meaning set forth in Section
8.2(a).

        (134) "Title Commitments" means (i) the Title Commitment provided by Lawyers Title Insurance Corporation, dated October 5, 1999, relating to the Indian River Station; (ii) the Title Commitment provided by Lawyers Title Insurance Corporation, dated October 11, 1999, relating to the Vienna Station; and (iii) the Title Commitment provided by Lawyers Title Insurance Corporation, dated October 11, 1999, relating to the Dorchester Property.

        (135) "Total Cash Compensation" has the meaning set forth in
Section 6.8(e)(ii).

        (136) "Transfer Taxes" has the meaning set forth in Section 6.6(a).

        (137) "Transferable Permits" means those Permits and Environmental Permits (and all applications pertaining thereto) which are transferable under applicable Laws by Seller to Buyer (with or without a filing with, notice to, consent or approval of any Governmental Authority), as set forth on Schedule 1.1(137).

        (138) "Transferred Employee Records" means records of Seller that relate to Transferred Employees, but only to the extent that such records pertain to: (i) skill and development training, (ii) seniority histories,
(iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports and (v) active medical restriction forms.

        (139) "Transferred Employees" has the meaning set forth in Section
6.8(e).

        (140) "Transferred Non-Union Employee" has the meaning set forth in
Section 6.8(e).

        (141) "Transferred Savings Employees" has the meaning set forth in
Section 6.8(g).

        (142) "Transferred Union Employee" has the meaning set forth in
Section 6.8(a).

        (143) "Transition Services Agreement" means the Transition Services Agreement between Seller and Buyer, to be delivered at the Closing, substantially in the form of Exhibit H attached hereto.

        (144) "Transmission Assets" has the meaning set forth in Section
2.2(a).

        (145) "Union Employees" has the meaning set forth in Section
6.8(a).

        (146) "USEPA" means the United States Environmental Protection Agency, and any successor agency thereto.

        (147) "Vienna Station" means the generating station known as Vienna Power Plant, located in the town of Vienna, County of Dorchester, State of Maryland, and related properties and assets, all as more fully identified on Schedule 1.1(147) attached hereto.

        (148) "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

        (149) "Wholly Owned Stations" means, collectively, the Indian River Station and the Vienna Station.

        (150) "Year 2000 Compliance" has the meaning set forth in Section
4.14.

        1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular words include the plural, the masculine includes the feminine and neuter, and vice versa. In this Agreement, the term "includes" or "including" shall be deemed followed by the words "including without limitation." References herein to a section, article, Exhibit or Schedule mean a section, article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument constitutes a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

        1.3 U.S. Dollars. When used herein, the term "dollars" and the symbol "$" refer to the lawful currency of the United States of America.


                                 ARTICLE II

                             PURCHASE AND SALE

        2.1 Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of all Encumbrances, except for the Permitted Encumbrances, all of Seller's right, title and interest in, to and under the following assets and properties, except as otherwise provided in Section 2.2, each as of the Closing Date (collectively, the "Purchased Assets"):

               (a) The real property (including all buildings and other improvements thereon and all appurtenances thereto) described on Schedule
4.9 (the "Real Property");

               (b) The Inventories;

               (c) Machinery, equipment, vehicles, furniture and other personal property owned by Seller, located on the Real Property on the Closing Date (collectively, "Tangible Personal Property"), including the electrical transmission facilities (as opposed to generation facilities) and information technology and telecommunications assets set forth on
Schedule 2.1(c);

               (d) The Seller's Agreements;

               (e) Subject to the receipt of necessary consents and approvals, the Transferable Permits;

               (f) The Emission Allowances identified on Schedule 2.1(f);

               (g) Such of the Emission Allowances of Seller as are identified on Schedule 2.1(g) (the "Excess Emission Allowances");

               (h) The names "Indian River Power Plant" and "Vienna Power Plant"; provided, however, that Buyer expressly acknowledges and agrees that the Purchased Assets do not include any right, title or interest in or to the names "Delmarva Power & Light Company", "DP&L" or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof;

               (i) To the extent permitted by applicable Law, the Transferred Employee Records;

               (j) All books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, and similar items relating specifically to the Wholly Owned Stations (subject to the right of Seller to retain copies of same for its use), other than such items as are proprietary to third parties and accounting records; and

               (k) Other than those relating to the generator rotor failure at the Indian River Station, the rights of Seller in, to and under all causes of action against third parties with respect to, arising out of or in connection with Seller's rights, title and interest in and to the Purchased Assets or the Assumed Liabilities, or any portion thereof, whether accruing prior to, on or after the Closing Date, other than any such causes of action as constitute Excluded Assets or Excluded Liabilities, whether received as payment or credit against future liabilities.

        2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as requiring Seller to sell, assign, convey, transfer or deliver, and Buyer shall not be entitled to purchase or acquire, any right, title or interest in, to or under any properties, assets, business, operation or division of Seller, or any Affiliate thereof, not expressly set forth in Section 2.1, including the following assets and properties which are hereby specifically excluded from the definition of Purchased Assets (collectively, the "Excluded Assets"):

               (a) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all electrical transmission or distribution facilities (as opposed to generation facilities) or information technology and communications assets of Seller or any of its Affiliates located at or forming a part of either of the Wholly Owned Stations (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets or information technology and communications assets (other than the electrical transmission facilities and information technology and telecommunications assets identified on Schedule 2.1(c), all of which are included as Purchased Assets) (collectively, the "Transmission Assets");

               (b) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under certain switches and meters, gas facilities, revenue meters and remote testing units, drainage pipes and systems, pumping equipment and associated piping, in each case, located at or forming a part of the Wholly Owned Stations, as identified in the Access Agreement;

               (c) All certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

               (d) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), prepaid expenses relating to the operation of the Purchased Assets and any income, sales, payroll or other Tax receivables (in each case, whether held by Seller or any third party);

               (e) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all intellectual property, including the names "Delmarva Power & Light Company", "DP&L" or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos, or any part, derivation, colorable imitation or combination thereof;

               (f) All tariffs, agreements and arrangements to which Seller or its Representatives is a party for the purchase or sale of electric capacity or energy, or for the purchase of transmission, distribution or ancillary services;

               (g) Subject to Section 6.13, the rights of Seller and its successors, assigns and Representatives in, to and under all causes of action against third parties relating to any Excluded Assets or Excluded Liabilities, if any, whether accruing prior to, on or after the Closing Date, including all claims for refunds, prepayments, offsets, recoupment, insurance proceeds, insurance distributions, dividends or other proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future Liabilities, in each case, relating to any period prior to the Closing Date;

               (h) All Tax refunds or credits (including refunds or credits of real property Taxes paid or due with respect to the Wholly Owned Stations, the Dorchester Property or any related Real Property), which refunds or credits are with respect to periods prior to the Closing Date, whether directly or indirectly, regardless of when actually paid;

               (i) All employment agreements and personnel records of Seller and their respective successors, assigns and Representatives, other than, to the extent permitted by applicable Law, Transferred Employee Records;

               (j) The minute books, stock transfer books, corporate seal and other corporate records of Seller and its successors, assigns and Representatives;

               (k) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all contracts, agreements, arrangements, licenses and leases of any nature, other than the Seller's Agreements;

               (l) Except as set forth in Section 6.8(g), all assets and properties owned or held by any Benefit Plan;

               (m) All insurance policies relating to the ownership, lease, maintenance or operation of the Purchased Assets;

               (n) All other assets and properties owned or leased by Seller or its successors, assigns and Representatives which are not used in the operation of the Wholly Owned Stations;

               (o) The right, title and interest of Seller and its successors, assigns and Representatives under this Agreement and the Additional Agreements; and

               (p) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all Emission Allowances of Seller or any of its Affiliates (other than the Emission Allowances identified on Schedule 2.1(f) and the Excess Emission Allowances identified on Schedule 2.1(g)).

        2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform and otherwise discharge, without recourse to Seller or its Affiliates, all of the Liabilities of Seller and its Affiliates, successors, assigns or Representatives which relate, directly or indirectly, to the Purchased Assets, other than Excluded Liabilities (collectively, the "Assumed Liabilities"), including the following such
Liabilities:

               (a) All Liabilities of Seller under the Seller's Agreements and the Transferable Permits in accordance with the terms thereof, including the contracts, agreements, arrangements, licenses and leases of whatever nature entered into by Seller with respect to the Purchased Assets on or after the date hereof consistent with the terms of Section 6.1(iii), except, in each case, to the extent such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged prior to the Closing Date;

               (b) All Liabilities of Seller which relate to the Purchased Assets in respect of Taxes for which Buyer is liable pursuant to Section
3.5 or 6.6;

               (c) All Liabilities of Seller which relate to the Transferred Employees for which Buyer is responsible on or after the Closing Date pursuant to Section 6.8;

               (d) All Liabilities of Seller arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether relating to the Sites or any Off-Site Location, including (i) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership, lease, maintenance or operation of any of the Purchased Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets on or after the Closing Date (but excluding all fines and penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date), and the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, or migrating from the Purchased Assets prior to, on or after the Closing Date, including any Environmental Condition or Hazardous Substances contained in building materials at or migrating from the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; (iii) any Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of any Environmental Condition or Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under, or migrating from, the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or migrating from the Purchased Assets; (iv) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; and (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; provided that nothing set forth in this Section 2.3(d) shall require Buyer to assume any Liabilities that are Excluded Liabilities pursuant to Sections 2.4(e), 2.4(g), 2.4(h), 2.4(i), 2.4(j) or 2.4(n);

               (e) With respect to the Purchased Assets, any Tax that may be imposed by any federal, state or local government on the ownership, lease, maintenance, use or sale of the Purchased Assets on or after the Closing Date, except for any Income Taxes attributable to income received by Seller; and

               (f) For purposes of clarification, Buyer acknowledges that it shall assume and be fully responsible for holding in its accounts sufficient SO2 Allowances and NOx Allowances to cover emissions of SO2 and NOx from all of the Sites for all of the calendar year in which the Closing occurs, including the period of such year prior to the Closing Date.

        2.4 Excluded Liabilities. Notwithstanding Section 2.3, Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following Liabilities of Seller (the "Excluded Liabilities"):

               (a) Any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets, except to the extent caused by the acts or omissions of Buyer or its Representatives or Buyer's ownership, lease, maintenance or operation of the Purchased Assets;

               (b) Any Liabilities of Seller in respect of Taxes attributable to the Purchased Assets for taxable periods ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to
Section 3.5 or 6.6;

               (c) Any Liabilities of Seller arising from the breach prior to the Closing Date by Seller of any of the Seller's Agreements;

               (d) Any and all Liabilities to third parties for personal injury or tort, or similar causes of action to the extent arising out of the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date, other than the Liabilities assumed by Buyer under Section 2.3(d);

               (e) Any fines or penalties imposed by any Governmental Authority resulting from any violation of law by Seller that occurred prior to the Closing Date;

               (f) Any payment obligations of Seller or its Affiliates for goods delivered or services rendered prior to the Closing Date, other than the Liabilities assumed by Buyer under Section 2.3(d);

               (g) Liability for Remediation of Environmental Conditions at, on, under or migrating from the Purchased Assets, but only to the extent that (i) such Liability arises out of or derives from the same facts which form the basis of a conviction, guilty plea or plea of nolo contendere by Seller for a violation of Environmental Laws by Seller; (ii) Seller's conviction, guilty plea or plea of nolo contendere was based on Seller's intentional and willful wrongful actions; and (iii) Seller's conviction, guilty plea or plea of nolo contendere arises from a matter as to which Seller has received written notice from a Governmental Authority on or before the sixth anniversary of the Closing Date.

               (h) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by the disposal, storage, transportation, discharge, migration of, Release or recycling of Hazardous Substances at an Off-Site Location, or the arrangement for such activities, prior to the Closing Date, in connection with the ownership, lease, maintenance or operation of the Purchased Assets, provided that, for purposes of this Section, "Off-Site Location" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

               (i) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with the Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances that are disposed, stored, transported, discharged, migrating from, Released, recycled, or the arrangement of such activities, in connection with the ownership, lease, maintenance or operation of the Purchased Assets, at any Off-Site Location, prior to the Closing Date; provided that, for purposes of this Section, "Off-Site Location" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

               (j) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with the ownership, lease, maintenance or operation by Seller or its Affiliates of the Transmission Assets prior to, on or after the Closing Date, except to the extent caused by the acts or omissions of Buyer or Buyer's ownership, lease, maintenance or operation of the Purchased Assets;

               (k) Any Liabilities relating to any Benefit Plan maintained by Seller or any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which Seller and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), maintained by, contributed to, or obligated to contribute to, by Seller or any ERISA Affiliate, including any Liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; or (ii) with respect to any noncompliance by Seller with ERISA or any other applicable Laws, but not including any Liabilities assumed by Buyer pursuant to Section 6.8;

               (l) Any Liabilities relating to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, or constructive termination by Seller of any individual, attributable to any action or inaction by Seller prior to the Closing Date other than such actions or inactions taken at the direction of Buyer;

               (m) Any obligation to provide continuation coverage under COBRA (and notice of the right to elect such coverage) to Transferred Employees, employees associated with the Purchased Assets who do not become Transferred Employees (and their dependents or former dependents), and former dependents of Transferred Employees who became eligible for continuation coverage under COBRA on account of a "qualifying event" (as defined under COBRA) occurring before the Closing Date (but not including any Liabilities assumed by Buyer pursuant to Section 6.8);

               (n) Liability for Remediation of the Environmental Condition described in Schedule 2.4(n); and

               (o) Subject to Section 6.10, any Liabilities under the bonds listed on Schedule 6.10.

        2.5 Control of Litigation. The Parties agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation arising out of or relating to any Excluded Assets or Excluded Liabilities, and Buyer agrees to cooperate in connection therewith to the extent Seller reasonably requests; provided, however, that Buyer shall not be required to incur any out-of-pocket costs and Seller shall reimburse Buyer for the costs incurred by Buyer in making its employees available for such purpose, including the allocable amount of salaries and wages of such employees.

        2.6 Inventories. Schedule 2.6 lists the quantities of Inventories relating to the Wholly Owned Stations that will be transferred at the Closing to Buyer, to the extent located at or in transit to any Wholly Owned Station on the Closing Date, together with the Net Book Value of Inventories, in each case, as of August 31, 1999.


                                ARTICLE III

                                THE CLOSING

        3.1 Closing. The sale, assignment, conveyance, transfer and delivery of the Purchased Assets by Seller to Buyer, and the purchase, assumption and acquisition by Buyer of the Purchased Assets and the Assumed Liabilities, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the "Closing") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, Wilmington, Delaware, at 10:00 a.m. local time, on the first Business Day after August 31, 2000 that is ten (10) Business Days after the date on which the last of the conditions precedent to the Closing set forth in Sections 7.1(a) and (c), and Sections 7.2(a) and (c) of this Agreement, shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location thereafter as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

        3.2  Payment of Purchase Price.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Buyer shall, at the Closing, (i) pay to Seller cash in the aggregate amount of $508,463,000 plus the amount, if any, by which the Closing Adjustment Amount exceeds the Target Adjustment Amount, or minus the amount, if any, by which the Target Adjustment Amount exceeds the Closing Adjustment Amount (the "Purchase Price"), and (ii) assume and agree to pay, perform and otherwise discharge the Assumed Liabilities.

               (b) At least five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer its good faith estimate of the Closing Adjustment Amount, which estimate shall be certified in writing by an appropriate officer of each Seller (the "Estimated Adjustment Amount").

               (c) At the Closing, in furtherance but not in duplication of
Section 3.2(a) and without limiting the generality of Section 3.7, Buyer shall pay to Seller cash in an aggregate amount equal to $508,463,000 plus the amount, if any, by which the Estimated Adjustment Amount exceeds the Target Adjustment Amount, or minus the amount, if any, by which the Target Adjustment Amount exceeds the Estimated Adjustment Amount (the "Closing Payment"). The Closing Payment shall be paid to Seller by Buyer at the Closing by wire transfer of immediately available funds to the account of Seller designated by Seller at least two (2) Business Days prior to the Closing Date.

        3.3  Adjustment to Purchase Price.

               (a) Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer, at Seller's sole cost and expense, a statement setting forth the Closing Adjustment Amount (the "Closing Statement"). Contemporaneously, Seller shall deliver to Buyer a schedule setting forth a calculation of the Purchase Price and the amount of any payment to be made, and by whom, pursuant to Section 3.3(c).

               (b) In the event that Buyer is in disagreement with the Closing Statement, and in the event that the aggregate amount of such disagreements exceeds $100,000, Buyer shall, within ten (10) Business Days after receipt of the Closing Statement, notify Seller of such disagreements setting forth with specificity the nature and amounts thereof. In the event that Buyer is in disagreement with only a portion of the Closing Statement, Buyer or Seller, as the case may be, shall pay all undisputed amounts in the manner set forth in Section 3.3(c); and all other amounts shall be paid at such time as all disagreements are resolved in accordance with this Section 3.3(b). If (i) the aggregate amount of the disagreements referred to in this Section 3.3(b) does not exceed $100,000 or (ii) Buyer fails to notify Seller of all disagreements within the ten (10) Business Day period provided for herein, then the Closing Statement, as delivered by Seller pursuant to Section 3.3(a), shall be final, binding and conclusive on the Parties hereto. If Buyer is in disagreement with the Closing Statement and notifies Seller within such ten (10) Business Day period, then the Parties shall promptly attempt to resolve such disagreements by negotiation. If the Parties are unable to resolve such disagreements within thirty (30) days following such notice of disagreement by Buyer, the Parties shall appoint an Independent Accounting Firm within forty-five (45) days following such notice, which shall review the Closing Statement and determine the Closing Adjustment Amount. Resolution of any disagreements shall be made by the Independent Accounting Firm in a writing addressed to all Parties within thirty (30) days following referral to it by the Parties of such disagreements in accordance with this Agreement. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. All costs and fees of the Independent Accounting Firm shall be borne equally by Buyer and Seller.

               (c) No later than the fifth (5th) Business Day following the determination of the Closing Adjustment Amount pursuant to Section 3.3(b), either (i) Seller shall pay Buyer the amount, if any, by which the Closing Payment exceeds the Purchase Price, or (ii) Buyer shall pay Seller the amount, if any, by which the Purchase Price exceeds the Closing Payment, in either case, together with simple interest accruing on such payment at the Prime Rate from the Closing Date through and including the date of payment, by wire transfer of immediately available funds to an account designated by the receiving Party. As used herein, "Prime Rate" means, as of any date, the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication.

        3.4 Tax Reporting and Allocation of Purchase Price. Buyer and
Seller shall use their respective reasonable best efforts to agree in good faith upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days after the Closing Date. In the event that the Parties cannot agree on a mutually satisfactory allocation within such sixty-day period, the Parties shall appoint an Independent Accounting Firm that shall, at Seller's and Buyer's joint expense, determine the appropriate allocation. The finding of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. After determination of the allocation by agreement of the Parties or by binding determination of the Independent Accounting Firm, Buyer and Seller shall file, for the tax year in which the Closing occurs, Internal Revenue Service Form 8594, and all Tax Returns, in accordance with such allocation. Buyer and Seller shall report the transactions contemplated by this Agreement for United States federal Income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.4. Buyer and Seller shall provide the other promptly with any information required to complete Form 8594. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price and the Assumed Liabilities.

        3.5 Prorations.

               (a) Buyer and Seller agree that, except as otherwise provided in this Agreement, all of the items customarily prorated relating to the ownership, lease, maintenance or operation of the Purchased Assets, including those listed below (but not including Income Taxes), shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any period prior to the Closing Date, and Buyer liable to the extent such items relate to any period on or after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

                      (i) Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets;

                      (ii) Rent, Taxes and all other items (including prepaid services and goods not included in Inventory), in each case, payable by or to Seller under any of the Seller's Agreements;

                      (iii) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

                      (iv) Sewer rents and charges for water, telephone, electricity and other utilities;

                      (v) Insurance premiums paid on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets to the extent payable under any policy or other arrangement included among the Seller's Agreements; and

                      (vi) Prepaid operating and maintenance expenses.

               (b) Seller or Buyer, as the case may be, shall promptly reimburse the other Party that portion of any amount paid by such other
Party to the extent relating to the period for which Seller or Buyer, as the case may be, is liable under Section 3.5(a), in each case, upon presentation of a statement setting forth in reasonable detail the nature and amount of any such payment. In connection with the prorations set forth in Section 3.5(a), if actual figures are not available on the Closing Date, the proration shall be calculated based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Seller and Buyer shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.5. Notwithstanding anything to the contrary herein, no proration shall be made under this Section
3.5 with respect to (i) real property Tax refunds that are Excluded Assets under
Section 2.2(h) or (ii) Taxes payable by Buyer pursuant to Section 6.6(a).

        3.6 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

               (a) One or more Limited Warranty Deeds, duly executed by Seller and in recordable form;

               (b) The Bills of Sale, duly executed by Seller;

               (c) The Assignment and Assumption Agreements, duly executed by Seller;

               (d) The Interconnection Agreement, duly executed by Seller;

               (e) The Power Purchase Agreement, duly executed by Seller;

               (f) The Transition Services Agreement, duly executed by
Seller;

               (g) The Access Agreement, duly executed by Seller and in recordable form;

               (h) Evidence, in form and substance reasonably satisfactory to Buyer, demonstrating that Seller has obtained the Seller's Required Regulatory Approvals set forth on Schedule 7.2(c);

               (i) A FIRPTA Affidavit, duly executed by Seller;

               (j) Copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement to which Seller is a party and all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

               (k) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Additional Agreement to which Seller is a party and the other agreements and instruments contemplated hereby;

               (l) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Buyer and its counsel, be necessary to sell, assign, convey, transfer and deliver to Buyer the Purchased Assets, in accordance with this Agreement and, where necessary or desirable, in recordable form, provided that Seller shall not be required to prepare or obtain any survey, abstract, title opinion or title insurance policy with respect to the Real Property; and

               (m) Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

        3.7 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

               (a) The Closing Payment, by wire transfer of immediately available funds in accordance with Seller's instructions to the account of Seller designated by Seller at least two (2) Business Days prior to the Closing Date;

               (b) The Assignment and Assumption Agreements, including an Assignment and Assumption Agreement with respect to all applicable obligations under the IBEW Collective Bargaining Agreements as they relate to Transferred Union Employees, duly executed by Buyer;

               (c) The Interconnection Agreement, duly executed by Buyer;

               (d) The Power Purchase Agreement, duly executed by Buyer;

               (e) The Transition Services Agreement, duly executed by
Buyer;

               (f) The Access Agreement, duly executed by Buyer;

               (g) Evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Buyer has obtained the Buyer's Required Regulatory Approvals set forth on Schedule 7.1(c);

               (h) A copy, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement and all of the agreements and instruments, in each case, to be executed and delivered by Buyer in connection herewith;

               (i) A certificate of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, each Additional Agreement to which Buyer is a party and the other agreements contemplated hereby;

               (j) All such other permits, agreements, documents, instruments and writings as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to purchase and acquire the Purchased Assets, and to assume the Assumed Liabilities, in each case, in accordance with this Agreement and, where necessary or desirable, in recordable form; and

               (k) Such other permits, agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

        3.8 Post-Closing Excluded Asset Deliveries. In the event that Seller or Buyer, or any of their respective Representatives, shall determine after the Closing that any Excluded Asset is in the possession of Buyer or any of its Representatives, Buyer shall, or shall cause any such Representative to, promptly, but in no event later than five (5) Business Days following such determination, pay or deliver, or cause to be paid or delivered, to Seller such Excluded Asset, at Buyer's sole cost and expense.

        3.9 Relationship of this Agreement and Related Purchase Agreements. The transactions contemplated by this Agreement, together with the transactions contemplated by the Related Purchase Agreements, are intended by the Parties to be consummated substantially simultaneously; and if any of the transactions contemplated hereby or by any of the Related Purchase Agreements are not consummated simultaneously on the Closing Date in accordance with the terms and subject to the conditions set forth herein and therein, as applicable, then each Party shall take, or cause to be taken, all actions, and do, or cause to be done, all things, in each case, that are necessary to dissolve and invalidate all transactions contemplated hereby; provided, however, that if the failure to consummate the transactions contemplated hereby or by the Related Purchase Agreements results from a default or breach of a party under this Agreement or any of the Related Purchase Agreements, then nothing in the foregoing shall preclude or limit the rights or remedies of any Party in connection with such default or breach. Notwithstanding any provision contained herein to the contrary, if all conditions to the obligations of all parties to the ACE Related Purchase Agreements to consummate the transactions contemplated thereby have been satisfied or, to the extent permitted by applicable Law, waived, but, for any reason, the transactions contemplated by this Agreement and the DP&L Related Purchase Agreement cannot be consummated simultaneously therewith, then the Parties shall, at Buyer's option and in its sole discretion, consummate the transactions contemplated by the ACE Related Purchase Agreements; provided, however, that nothing contained in this Section 3.9 shall be construed as relieving Buyer of any of its obligations under this Agreement or the DP&L Related Purchase Agreement, as set forth therein.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer as follows (all such representations and warranties, except those set forth in Sections 4.1 and 4.2, being made to the Knowledge of Seller):

        4.1 Organization; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted requires it to be so qualified, except to the extent that the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

        4.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Additional Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, subject to the receipt of Seller's Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Seller of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

        4.3 Consents and Approvals; No Violation.

               (a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller's Required Regulatory Approvals, neither the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it, or any of the Purchased Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been, or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute violations of any Law, order, judgment or decree applicable to Seller, which violations, individually or in the aggregate, would have a Material Adverse Effect.

               (b) Except for consents, approvals, filings and notices (i) required under the HSR Act or (ii) set forth on Schedule 4.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the "Seller's Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such consents, approvals, filings and notices which, if not obtained or made, would not materially impair Seller's ability to perform its material obligations under this Agreement or such Additional Agreements; (ii) such consents, approvals, filings and notices which become applicable to Seller or the Purchased Assets as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; and (iii) such consents, approvals, filings and notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

        4.4 Insurance. Except as set forth on Schedule 4.4, all material policies of fire, liability, workers' compensation and other forms of insurance owned or held by, or on behalf of, Seller and insuring any Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no written notice of cancellation or termination has been received by Seller with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. Except as set forth on Schedule 4.4, as of the date of this Agreement, Seller has not been refused any such insurance with respect to any Purchased Assets.

        4.5 Title and Related Matters. Except for Permitted Encumbrances, Seller has good, valid and marketable title to the Real Property included in the Purchased Assets and has good and valid title to all other Purchased Assets, free and clear of all Encumbrances.

        4.6 Environmental Matters.  Except as set forth on Schedule 4.6:

               (a) Seller holds, and is in compliance with, all Environmental Permits that Seller requires in order to own, lease and operate the Purchased Assets, and Seller is otherwise in compliance with applicable Environmental Laws with respect to the ownership, lease, maintenance or operation of the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, and such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof;

               (b) Seller has not received any written request for information, or been notified in writing that it is a potentially responsible party under CERCLA or any similar state law, with respect to any of the Sites, or any written notice relating to any Governmental Authority's allegation or investigation of any criminal violations by Seller of any Environmental Laws, except for requests or notices with respect to Liabilities as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof; and

               (c) Seller has not entered into or agreed to any consent decree or order under any Environmental Law relating to the Purchased Assets, and Seller is not subject to any outstanding judgment, decree or order relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Purchased Assets, except for such decrees, orders and judgments as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof.

        4.7 Labor Matters. Seller has previously delivered to Buyer true and correct copies of all collective bargaining agreements to which Seller is a party or is subject and which relate to its Employees. With respect to the Employees, except as set forth on Schedule 4.7 and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, (a) Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) Seller has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board; and (c) no material arbitration proceeding arising out of or under any collective bargaining agreement is pending against Seller.

        4.8 Benefit Plans; ERISA.

               (a) Schedule 4.8(a) lists, as of the date of this Agreement, all material deferred compensation, profit-sharing, retirement and pension plans, and all material bonus, fringe benefit and other employee benefit plans, maintained or with respect to which contributions are made by Seller for the benefit of any Employee ("Benefit Plans"). True and complete copies of all such Benefit Plans have been made available to Buyer.

               (b) Except as set forth on Schedule 4.8(b) and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect: with respect to Employees, Seller has fulfilled its obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each of its "employee pension benefit plans" (as defined in Section 3(2) of ERISA), and each such plan is in compliance with the presently applicable provisions of ERISA and the Code; Seller has not incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any employee pension benefit plan relating to its Employees which is subject to Title IV of ERISA; Seller shall as soon as practicable after the date of this Agreement apply for a letter from the Internal Revenue Service for each employee pension benefit plan determining that such plan is exempt from United States federal income Tax under Sections 401(a) and 501(a) of the Code; and no withdrawal liability has been incurred by or asserted against Seller with respect to any employee pension benefit plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

        4.9 Real Property. Schedule 4.9 sets forth a description of the Real Property. True and correct copies of all current surveys, abstracts, title opinions and policies of title insurance currently in force, in each case, in Seller's possession and relating to the Real Property, have been previously made available to Buyer.

        4.10 Condemnation. As of the date hereof, Seller has not received any written notice of any pending or threatened proceedings or actions by any Governmental Authority to condemn or take by power of eminent domain all or any material part of the Purchased Assets.

        4.11 Contracts and Leases.

               (a) Schedule 4.11(a) sets forth a list of all written Seller's Agreements, other than such contracts, licenses, agreements, arrangements and personal property leases as (i) are set forth in any other Schedule, (ii) constitute Excluded Assets or Excluded Liabilities, (iii) may be terminated after the Closing by Buyer upon notice of no more than ninety (90) days, (iv) involve future annual expenditures by Buyer after the Closing of $1,000,000 or less, (v) are expected to expire or terminate prior to the Closing or (vi) are entered into by Seller after the date hereof consistent with the terms of Section 6.1(iii).

               (b) Except as set forth on Schedule 4.11(a), each Seller's Agreement set forth on Schedule 4.11(a): (i) constitutes the valid and binding obligation of Seller that is a party thereto and the other parties thereto and (ii) will continue in full force and effect after the Closing in accordance with its terms.

               (c) Except as set forth on Schedule 4.11(a), there is not under any Seller's Agreement set forth on Schedule 4.11(a) any default or event which, with notice or lapse of time or both, would constitute a default, on the part of Seller or any other party thereto, except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

        4.12 Legal Proceedings. Except as set forth on Schedule 4.12, there are no suits, actions or proceedings pending or, to the Knowledge of Seller, threatened against Seller by or before any Governmental Authority, which would, individually or in the aggregate, have a Material Adverse Effect or would materially impair Seller's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Except as set forth on Schedule 4.12, Seller is not subject to any judgment, order or decree of any Governmental Authority which would, individually or in the aggregate, have a Material Adverse Effect or would materially impair Seller's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party.

        4.13 Permits. Seller holds, and is in compliance with, all permits, certificates, licenses and other authorizations of all Governmental Authorities (collectively, "Seller's Permits") that Seller requires in order to own the Purchased Assets, except for (a) Environmental Permits (which are governed by Section 4.6) and (b) such failures to hold, or comply with, Seller's Permits as would not, individually or in the aggregate, have a Material Adverse Effect.

        4.14 Year 2000. Seller, with respect to all Computer Systems included in the Purchased Assets, has plans to achieve Year 2000 Compliance with respect to such Computer Systems and are using Commercially Reasonable Effects to execute and carry out such plans. "Computer Systems" means data processing hardware, software and firmware products (including embedded microcontrollers in non-computer equipment). "Year 2000 Compliance" means that the Computer Systems will correctly differentiate between years in different centuries that end in the same two digits, and will accurately process date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries.

        4.15 Assets Used in Operation of the Wholly Owned Stations. Other than Emission Allowances and the Excluded Assets, the Purchased Assets include all material assets and properties that are used by Seller in the operation of the Wholly Owned Stations as electrical generation stations as of the date hereof.


                                 ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as follows (all such representations and warranties, except those set forth in Sections 5.1 and 5.2, being made to the Knowledge of Buyer):

        5.1 Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is, or by the Closing will be, qualified to do business in the State of New Jersey. Buyer has heretofore delivered to Seller true and correct copies of its certificate or articles of incorporation and bylaws (or other similar governing documents) as currently in effect.

        5.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, subject to the receipt of Buyer's Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Buyer of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

        5.3 Consents and Approvals; No Violation.

               (a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer's Required Regulatory Approvals, neither the execution and delivery by Buyer of this Agreement or the Additional Agreements to which it is a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws (or other similar governing documents) of Buyer or any of its Subsidiaries; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer, any such Subsidiary or any of their respective properties and assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, materially impair Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement, or to perform its material obligations hereunder or thereunder (a "Buyer Material Adverse Effect"); or (iii) constitute violations of any Law, order, judgment or decree applicable to Buyer or any of its Subsidiaries, which violations, individually or in the aggregate, would have a Buyer Material Adverse Effect.

               (b) Except for consents, approvals, filings and notices (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the "Buyer's Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, would not have a Buyer Material Adverse Effect.

        5.4 Buyer's Permits. Buyer holds, and is in compliance with, or on or prior to the Closing Date will hold, and from and after the Closing Date will comply with, all permits, certificates, licenses and other authorizations of all Governmental Authorities that Buyer requires in order to own, lease, maintain and operate the Wholly Owned Stations, including the Purchased Assets (collectively, "Buyer's Permits").

        5.5 Availability of Funds. Buyer has sufficient funds and lines of credit available to it, or has received binding written commitments from creditworthy financial institutions, true and correct copies of which have been provided to Seller, to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder or under any Additional Agreement, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby and by the Additional Agreements, and to permit Buyer to timely pay or perform all of its other obligations (including its obligations pursuant to Article VIII) under this Agreement and the Additional Agreements.

        5.6 Financial Statements. Buyer has provided Seller with true and correct copies of its balance sheet, income statement and statement of changes in cash flows of Buyer for each of its last three completed fiscal years, together with the related reports of its independent accountants, PricewaterhouseCoopers LLP, and for its most recently completed fiscal quarter ("Buyer's Financial Statements"). Buyer's Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly reflect, in all material respects, the financial position, results of operations and cash flow of Buyer at and for the periods therein.

        5.7 Legal Proceedings. There are no suits, actions or proceedings pending or threatened against Buyer by or before any Governmental Authority, which would, individually or in the aggregate, have a Buyer Material Adverse Effect or would materially impair such Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Buyer is not subject to any judgments, orders or decrees of any Governmental Authority which would, individually or in the aggregate, have a Buyer Material Adverse Effect or would materially impair such Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party.

        5.8 Qualified Buyer. Buyer is qualified to obtain and, after the Closing, retain all Buyer Permits, including Environmental Permits, necessary for Buyer to own, lease, maintain and operate the Wholly Owned Stations, including, from and after the Closing Date, the Purchased Assets.

        5.9 Inspections. Buyer has, prior to the execution and delivery of this Agreement, reviewed the environmental site assessments prepared for Seller and set forth on Schedule 5.10.

        5.10 WARN Act. Buyer does not intend to engage within sixty (60) days of the Closing Date in a "plant closing" or "mass layoff" as such terms are defined in the WARN Act.

        5.11 Regulation as a Utility. Buyer is not subject to regulation as a public utility or public service company (or similar designation) by any Governmental Authority.

                                 ARTICLE VI

                          COVENANTS OF THE PARTIES

        6.1 Conduct of Business Relating to the Purchased Assets. Except as set forth on Schedule 6.1, as contemplated by this Agreement or any Additional Agreement or to the extent Buyer otherwise consents in writing, during the period from the date of this Agreement to the Closing Date, Seller shall operate the Purchased Assets in the ordinary course of business consistent with the past practices of Seller and in accordance with Good Utility Practices, and shall use all Commercially Reasonable Efforts to preserve intact the Purchased Assets, and endeavor to preserve the goodwill and relationships with customers, vendors, suppliers, employees and others having business dealings with it. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as set forth on Schedule 6.1 or as required under applicable Law or by any Governmental Authority, between the date hereof and the Closing Date, without the prior written consent of Buyer, Seller shall not, with respect to the Purchased Assets:

                      (i) Sell, lease (as lessor), encumber, pledge, transfer or otherwise dispose of, any Purchased Assets (except for Purchased Assets used, consumed or replaced in the ordinary course of business consistent with past practices of Seller or its Affiliates or with Good Utility Practices) other than (a) to any Affiliate of Seller, in which event, Seller shall cause such Affiliate to convey such Purchased Assets to Buyer at the Closing, or (b) to the extent that any such action results in a Permitted Encumbrance of the type described in clauses (c), (d) or (f) of
Section 1.1(96);

                      (ii) Modify, amend or voluntarily terminate prior to the expiration date any of the material Seller's Agreements, other than (a) in the ordinary course of business, to the extent consistent with the past practices of Seller or its Affiliates or with Good Utility Practices or (b) as may be required in connection with transferring Seller's rights or obligations thereunder to Buyer pursuant to this Agreement;

                      (iii) Enter into any contract, agreement, commitment or arrangement relating to the Purchased Assets (other than Capital Expenditures) that provides for future payments in any twelve-month period that individually exceed $1,000,000 or in the aggregate exceed $5,000,000, unless it is terminable by Seller without penalty or premium upon no more than ninety (90) days' notice;

                      (iv) Except as otherwise required by the terms of the IBEW Collective Bargaining Agreements, Benefit Plans or applicable Law, (a) materially increase the salaries or wages of Employees prior to the Closing, (b) take any action prior to the Closing to effect a material change in the IBEW Collective Bargaining Agreements or Benefit Plans or
(c) take any action prior to the Closing to materially increase the aggregate benefits payable to Employees; or

                      (v) Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the prohibited transactions set forth in the foregoing paragraphs (i) through (iv).

        6.2  Access to Information.

               (a) Between the date of this Agreement and the Closing Date, Seller shall: (i) give Buyer and its Representatives, during ordinary business hours and upon reasonable notice, reasonable access to all books, records, plans, offices and other facilities and properties in the possession of Seller included in the Purchased Assets; (ii) furnish Buyer with such financial and operating data and other information in the possession of Seller with respect to the Purchased Assets as Buyer may from time to time reasonably request; and (iii) furnish Buyer with all such other information in the possession of Seller as shall be reasonably necessary to enable Buyer to verify the accuracy of the representations and warranties of Seller contained in this Agreement; provided, however, that
(A) any such inspections and investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege, and (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply. Notwithstanding anything herein to the contrary, prior to the Closing Date, Buyer shall not have the right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath any Wholly Owned Station, and Seller shall only furnish or provide such access to Employee personnel records and files to the extent permitted by applicable Law and to the extent that such records and files pertain to the following: (i) skill and development training; (ii) seniority histories; (iii) salary and benefit information; (iv) Occupational, Safety and Health Administration reports; and (v) active medical restriction forms.

               (b) All information furnished to or obtained by Buyer and Buyer's Representatives pursuant to this Section 6.2 shall be Proprietary Information and shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Nothing in this Section 6.2 is intended to or shall be deemed to amend, supplement or otherwise modify the obligations of Buyer, its Representatives or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms.

               (c) For a period of seven (7) years from and after the Closing Date, each Party and its Representatives shall have reasonable access to all of the books and records of the Purchased Assets, including all Transferred Employee Records, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets or the Excluded Assets. Such access shall be afforded by the

Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 6.2(c). If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's cost and expense, to segregate and remove such books and records as such other Party may select.

               (d) Buyer shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, Seller or its Affiliates with respect to any aspect of the Purchased Assets or the transactions contemplated hereby or by any Additional Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

        6.3 Public Statements. Except as required by applicable Law or by applicable rules of any national securities exchange, in which event the Parties shall consult with each other in advance, prior to the Closing Date, no press release or other public announcement, statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any Party or its Representatives without the prior written consent of the other Party.

        6.4 Further Assurances.

               (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder, including obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder, including the transfer of the Transferable Permits to Buyer. Seller shall cooperate with Buyer in its efforts to obtain all other Permits and Environmental Permits necessary for Buyer to operate the Purchased Assets. Buyer shall perform all conditions required of Buyer in connection with obtaining the Seller's Required Regulatory Approvals. No Party shall, without prior written consent of the other Party, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

               (b) Without limiting the generality of Section 6.4(a):

                      (i) In the event that any Purchased Asset shall not have been conveyed to Buyer at the Closing, Seller shall, subject to
Section 6.4(b)(ii), use Commercially Reasonable Efforts after the Closing to convey such asset to Buyer as promptly as practicable.

                      (ii) To the extent that Seller's rights under any material Seller's Agreement may not be assigned without the consent, approval or authorization of any third party which consent, approval or authorization has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such right if an attempted assignment would constitute a breach of such Seller's Agreement or violate any applicable Law. If any consent, approval or authorization to the assignment of any material Seller's Agreement shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under such Seller's Agreement, such that Buyer would not acquire and assume the benefit and detriment of all such rights and obligations, Seller, at its option and to the fullest extent permitted by applicable Law and such Seller's Agreement, shall, after the Closing Date, appoint Buyer to be Seller's agent with respect to such Seller's Agreement, or, to the fullest extent permitted by applicable Law and such Seller's Agreement, enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations under such Seller's Agreement.

        6.5 Consents and Approvals. Without limiting the generality of
Section 6.4(a):

               (a) As promptly as practicable after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended from time to time, with respect to the transactions contemplated hereby and by the Additional Agreements. The Parties shall use their respective Commercially Reasonable Efforts to respond promptly to any requests for additional information made by such agencies, and to cause the applicable waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer shall pay all filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any filing.

               (b) As promptly as practicable after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required consents and approvals of the DPSC, the MPSC, the SEC and all other Governmental Authorities, and make all other filings and give all other notices required to be made prior to the Closing with respect to the transactions contemplated hereby and by the Additional Agreements. In furtherance of the foregoing, the Parties shall, prior to January 31, 2000, agree upon a form of Power Purchase Agreement, substantially to the effect of the term sheet set forth in Exhibit G hereto. The Parties shall respond promptly to any requests for additional information made by such Persons, and use their respective Commercially Reasonable Efforts to cause all such consents and approvals to be obtained or waived at the earliest possible date after the date of filing. Each
Party will bear its
own costs of the preparation of any such filing or notice; provided, however, that Buyer shall bear all costs associated with experts and consultants reasonably necessary for the preparation of any such filing or notice or reasonably necessary to obtain such consents and approvals as promptly as practicable.

               (c) Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax Liabilities of Seller pursuant to state or local Tax Law.

               (d) Without limiting the generality of Section 6.5(b), as promptly as practicable after the date hereof, Buyer shall make all filings required by the Federal Power Act. Prior to filing any application with the FERC, Buyer shall submit such application to Seller for review and comment and shall incorporate into such application all revisions reasonably requested. Buyer shall be solely responsible for the cost of preparing and filing such application, as well as all petition(s) for rehearing and all reapplications. If any filing is rejected by the FERC, Buyer shall petition the FERC for rehearing or permission to re-submit an application with the FERC, provided that, in either case, such action has been approved by Seller.

        6.6 Certain Tax Matters.

               (a) All transfer, sales and similar Taxes ("Transfer Taxes") incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby (including (i) sales Tax on the sale or purchase of the Purchased Assets imposed by Delaware and Maryland and (ii) transfer Tax on conveyances of interests in real property imposed by Delaware and Maryland) shall be borne by Buyer (and, to the extent paid by Seller, Buyer shall reimburse Seller upon request); provided, however, that if, pursuant to Section 6.6(e), the transactions contemplated by this Agreement are effectuated as a Like-Kind Exchange, then Seller shall bear such Transfer Taxes to the extent that they exceed the amount of Transfer Taxes that would have otherwise been incurred had the transactions not been effectuated as a Like-Kind Exchange (and all such amounts shall be computed on an after-Tax basis). Buyer, at its expense, shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

               (b) With respect to Taxes to be prorated in accordance with
Section 3.5, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed. Buyer shall make each such Tax Return available for Seller's review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Return, it being understood that Seller's failure to approve any such Tax Return shall not limit Buyer's obligation to timely file such Tax Return and duly and timely pay all Taxes shown to be due thereon.

               (c) Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Authority relating to Liability for Taxes, and each Party shall retain and provide the requesting Party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Section 6.6(c) or pursuant to any other Section that provides for the sharing of books, records and information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto in accordance with the terms and conditions set forth in the Confidentiality Agreement.

               (d) In the event that a dispute arises between Seller and Buyer regarding Taxes or any amount due under this Section 6.6, the affected Parties shall attempt in good faith to resolve such dispute and any agreed-upon amount shall be promptly paid to the appropriate Party. If any such dispute is not resolved within thirty (30) days after notice thereof is given to any Party, the affected Parties shall submit the dispute to an Independent Accounting Firm for resolution, which resolution shall be final, binding and conclusive on such Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution by the Independent Accounting Firm of any such dispute shall be made within five (5) Business Days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

               (e) As reasonably requested by Seller, Buyer shall cooperate with Seller in effectuating the transactions contemplated by this Agreement in such a manner as to qualify for deferred like-kind exchange treatment under Section 1031 of the Code ("Like-Kind Exchange") (including the transfer of cash and other property and the assignment of this Agreement to one or more qualified intermediaries and the execution of appropriate documentation). In such event, Seller shall be responsible, and shall indemnify Buyer for, any Transfer Taxes incurred by Buyer as a result of effectuating such Like-Kind Exchange to the extent that the amount of such Transfer Taxes exceeds the amount of Transfer Taxes that the Buyer would have otherwise incurred had the transactions not been effectuated as a Like-Kind Exchange (and all such amounts shall be computed on an after-Tax basis). At Buyer's request, Seller shall promptly provide Buyer copies of all documents prepared by Seller, including proposed agreements, relating to the Like-Kind Exchange and shall give Buyer a reasonable opportunity to promptly comment on such documents and agreements.

               (f) To the extent that any Party receives a Tax refund or credit with respect to a Tax that was paid or incurred by the other Party, such receiving Party shall promptly pay the amount of such Tax refund or credit to the other Party.

        6.7 Advice of Changes. Prior to the Closing, each Party shall advise the other in writing with respect to any matter arising after the date of this Agreement of which that Party obtains Knowledge and which, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. Seller shall, from time to time prior to the Closing, promptly supplement or amend the Schedules to this Agreement with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth or described in any of the Schedules hereto and (b) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in any of the Schedules hereto in order to make any representation or warranty set forth in this Agreement true and correct as of such date; provided, however, that, with respect to clause (a) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly consented to in writing by Buyer; and provided further, that, with respect to clause (b) above, any such supplemental or amended disclosure shall, for purposes of this Agreement, including for purposes of determining whether the conditions to Closing set forth in Article VII are satisfied, be deemed to have been disclosed as of the date of this Agreement.

        6.8 Employees.

               (a) Buyer shall offer employment, effective as of the Closing Date, to all employees of Seller employed at the Wholly Owned Stations as of the Closing Date who are covered by any IBEW Collective Bargaining Agreement, including those employees absent from active service due to illness or leave of absence (the "Union Employees"), pursuant to and in accordance with the applicable IBEW Collective Bargaining Agreement and applicable Law. Each Union Employee who becomes employed by Buyer pursuant to this Section 6.8(a) is referred to herein as a "Transferred Union Employee". Each Transferred Union Employee shall receive on or before the date that is thirty (30) days after the Closing Date a $4,500 lump sum signing bonus from Seller, less applicable withholdings.

               (b) Any Union Employee who refuses an offer of employment from Buyer shall be treated by Seller as a terminated employee under the terms of the IBEW Collective Bargaining Agreements.

               (c) Schedule 6.8(c) sets forth the collective bargaining agreements and amendments and supplements thereto to which Seller is a party with the IBEW in connection with the Wholly Owned Stations (as so amended and supplemented, "IBEW Collective Bargaining Agreements").
Transferred Union Employees shall retain their seniority and receive full credit for service with Seller and its Affiliates in connection with entitlement to vacation and all other benefits and rights under the IBEW Collective Bargaining Agreements to which seniority or years of service are applicable. On the Closing Date, Buyer shall assume the IBEW Collective Bargaining Agreements for the duration of their respective terms as they relate to Transferred Union Employees and other employees to be employed by Buyer or its Affiliates at the Wholly Owned Stations in positions covered by the IBEW Collective Bargaining Agreements, and Buyer shall comply with all applicable obligations under the IBEW Collective Bargaining Agreements. Buyer shall establish a pension plan and benefit programs for the duration of the remaining term of the IBEW Collective Bargaining Agreements which are substantially equivalent to Seller's plans and programs and shall provide, with respect to each benefit and coverage thereunder, at least the same level of benefits and coverage as Seller's plans and programs as of the Closing Date, all in accordance with the IBEW Collective Bargaining Agreements. Buyer shall recognize the IBEW as the collective bargaining agent for the Transferred Employees in positions covered by the IBEW Collective Bargaining Agreements.

               (d) Buyer shall comply with the provisions of ss. 1016(b) of the Delaware Electric Utility Restructuring Act of 1999, and similar Laws in other jurisdictions, with respect to all Union Employees covered by the IBEW Collective Bargaining Agreements.

               (e) Buyer may, but, except as set forth below, shall not be required to, offer employment, effective as of the Closing Date, to certain employees of Seller, to be agreed to by Buyer and Seller, who are (i) employed at the Wholly Owned Stations (other than Union Employees) or (ii) corporate support personnel identified by Seller within thirty (30) days after the date hereof (collectively, the "Non-Union Employees" and, together with Union Employees, "Employees"), provided that, Buyer shall hire its initial complement of management personnel from among the Non-Union Employees. Within ninety (90) days after the date hereof, Buyer shall notify Seller as to the identity of those Non-Union Employees to whom it intends to offer employment, provided that, during such period, Seller shall, upon reasonable notice and to the extent not disruptive to the operation of the Purchased Assets, provide Buyer with reasonable access to Non-Union Employees and, to the extent permitted by applicable Law, their personnel records. Each Non-Union Employee who becomes employed by Buyer pursuant to this Section 6.8(e) shall be referred to herein as a "Transferred Non-Union Employee" and, together with Transferred Union Employees, the "Transferred Employees." Each Transferred Non-Union Employee shall receive on or before the date that is thirty (30) days after the Closing Date a lump sum signing bonus from Seller equal to 10% of such Transferred Non-Union Employee's base salary in the most recent calendar year ending prior to the Closing, less applicable withholdings. Any offer of employment to a Non-Union Employee that satisfies all of the following requirements is referred to herein as a "Qualified Offer":

                      (i) Buyer shall offer such Non-Union Employee full-time employment with Buyer; provided, however, that nothing herein shall prevent Buyer from terminating any Transferred Non-Union Employee following the Closing Date for cause within twelve (12) months after the Closing and for any reason thereafter.

                      (ii) Buyer shall pay and provide such Transferred Non-Union Employee annual compensation, bonus and other incentive opportunities (the "Total Cash Compensation") at a rate equal to at least 85% of such Transferred Non-Union Employee's Total Cash Compensation in the most recent calendar year ending prior to the Closing.

                      (iii) The location of such Transferred Non-Union Employee's workplace must be no more than 50 miles from the location of such Transferred Non-Union Employee's workplace as of immediately prior to the Closing Date.

                      (iv) Such Transferred Non-Union Employee shall be eligible to participate in such employee benefit plans, programs and arrangements of Affiliates of Buyer as are offered to similarly situated non-union employees of Buyer's operating Affiliates ("Buyer's Benefit Plans") and shall receive full credit for service with Seller and their Affiliates for eligibility, vesting and benefits entitlement purposes; provided, however, that such service shall not be required to be recognized to the extent that such recognition would result in a duplication of benefits. Buyer shall cause the Buyer's Benefit Plans to (x) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to such Transferred Non-Union Employee under the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) of Buyer or its Affiliates ("Buyer's Welfare Plans") to the extent such limitations or waiting periods that were in effect with respect to such Transferred Non-Union Employees under Seller's employee welfare plans have been satisfied as of the Closing Date, and (y) provide such Transferred Non-Union Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Buyer Welfare Plans (on a pro rata basis in the event of a difference in plan years).

               (f) With respect to each Transferred Employee's accrued benefit (based on service and compensation as of the Closing Date) (the "Closing Date Benefits"), Seller shall, effective as of the Closing Date, amend the Conectiv Retirement Plan ("Seller's Pension Plan") to (i) recognize service with Buyer for purposes of vesting the Closing Date Benefits in Seller's Pension Plan; (ii) recognize service with Buyer toward eligibility for receipt of subsidized early retirement and optional benefit forms with respect to the Closing Date Benefits under Seller's Pension Plan; (iii) provide that retirement from Buyer's service shall be deemed retirement from active employment with Seller for purposes of eligibility for receipt of subsidized early retirement and optional benefit forms with respect to the Closing Date Benefits under Seller's Pension Plan; and (iv) provide that Closing Date Benefits cannot commence until the earlier of such Transferred Employee's actual retirement from Buyer's employment or attainment of age 65. The pension plan of Buyer ("Buyer's Pension Plan") shall recognize all prior service with Seller for purposes of vesting and benefit accrual for Transferred Union Employees (and, at Buyer's election, Transferred Non-Union Employees), and may offset the Closing Date Benefits from benefit accruals thereunder. Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section 6.8(f) for the purposes of administration of Buyer's Pension Plan and Seller's Pension Plan.

               (g) As soon as practicable, and in any event within ninety
(90) days after the Closing Date, Buyer shall establish or make available to Transferred Union Employees a defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code (such plan or plans referred to as "Buyer's Savings
Plan") in which all Transferred Union Employees shall be eligible to participate as of the later of the Closing Date or the Buyer's Savings
Plan's Effective Date. Buyer's Savings Plan shall provide for deferral options and employer matching contributions with respect to the Transferred Union Employees who are participants in the Conectiv Savings & Investment
Plan and the Atlantic City Electric Co. Savings Plan B (collectively, "Seller's Savings Plans") as of the Closing Date (such employees, the "Transferred Savings Employees") that are no less favorable than those provided as of immediately prior to the Closing Date to the Transferred Savings Employees under the Seller's Savings Plans (including an opportunity to make up for any lost deferrals and/or employer matching contributions that were unavailable because of a delay between the Closing Date and the effective date of Buyer's Savings Plan). Contributions to the Seller's Savings Plans with respect to the Transferred Savings Employees shall cease effective as of the Closing Date. Each Transferred Savings Employee shall be afforded the option of transferring his or her account balance into the Buyer's Savings Plan; provided, however, that if Seller is able to obtain a favorable ruling from the Internal Revenue Service to the effect that the consummation of the transactions contemplated hereby shall constitute a sale of substantially all of the assets used in a trade or business within the meaning of Section 401(k)(10) of the Code, each Transferred Savings Employee shall be afforded the option of rolling over his or her account balance into the Buyer's Savings Plan. Such transfers or rollovers shall satisfy the requirements of Section 414(l) of the Code and
Section 208 of ERISA and shall be in the form of cash or other property, as Seller and Buyer shall mutually agree prior to such transfer or rollover. Prior to such transfer or rollover, Buyer will provide Seller with such documents and other information as Seller shall reasonably request to assure itself that Buyer's Savings Plan and the trust or trusts established pursuant thereto (i) provide for voluntary participant after-tax contributions and (ii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer or rollover. In the event that a Transferred Savings Employee shall elect to leave his or her loan balance in one of Seller's Savings Plans, Buyer shall cooperate with Seller in providing that such outstanding loan balance shall be repaid through payroll deductions from Buyer's payroll. Upon such transfer, Buyer's Savings Plan shall assume all Liabilities whatsoever with respect to all amounts transferred from Seller's Savings Plan to Buyer's Savings Plan in respect of the Transferred Savings Employees and Seller, its Affiliates and Seller's Savings Plan shall be relieved of all such Liabilities. Notwithstanding anything in this
Section 6.8(g) to the contrary, no such transfer or rollover shall take place unless and until Seller have received written evidence of the adoption of Buyer's Savings Plan and the trust (or trusts) thereunder by Buyer and either (A) a copy of a favorable determination letter issued by the Internal Revenue Service and satisfactory to Seller's counsel with respect to Buyer's Savings Plan or (B) an opinion, satisfactory to Seller's counsel, of Buyer's counsel to the effect that the terms of Buyer's Savings Plan and its related trust or trusts qualify under Sections 401(a) and 501(a) of the Code. Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this
Section 6.8(g) for the purposes of administration of Buyer's Savings Plan, and they shall cooperate in the filing of documents required by the transactions described herein.

               (h) Buyer shall provide severance benefits as set forth on
Schedule 6.8(h) to any Transferred Non-Union Employee (i) who, within the 12-month period immediately following the Closing Date, is terminated by Buyer or any of its Affiliates other than for cause (as defined on Schedule 6.8(h)) or (ii) with respect to such Persons who have received and accepted Qualifying Offers, whose terms and conditions of employment with Buyer or any of its Affiliates are changed during the 12-month period immediately following the Closing Date, such that such terms and conditions fail to satisfy all of the requirements set forth in clauses (i) through (iv) of
Section 6.8(e).

               (i) Buyer shall provide notice of and the opportunity to purchase continuation coverage as required by COBRA to any dependent or former dependent of a Transferred Union Employee or Transferred Non-Union Employee who incurs a "qualifying event" (as such term is defined in COBRA) on or after the Closing Date, or who incurs a "qualifying event" prior to the Closing Date (other than a termination of employment or death of the employee) as to which notice is not provided to Seller or Buyer until the Closing Date or thereafter.

               (j) Seller shall be responsible, with respect to the Purchased Assets, for performing and discharging all requirements under the WARN Act and under applicable state and local Laws for the notification of Union Employees and Non-Union Employees of any "employment loss" (within the meaning of the WARN Act) which occurs prior to the Closing Date.

               (k) Notwithstanding any contrary provision of this Section 6.8, Buyer may, in its sole discretion and at its expense, choose to offer a voluntary early retirement or employment termination benefit program to any group of Union Employees or Non-Union Employees, and such program may be offered either before or after the Closing. Seller shall (i) cooperate with Buyer in the design, implementation and administration of such program; and (ii) provide Buyer with such financial and demographic information as may be reasonably necessary for such design, implementation or administration. Buyer acknowledges and agrees that (x) any such program will require participating Employees to sign a release or waiver as a condition of receipt of benefits thereunder; (y) such release or waiver shall be designed and implemented in compliance with the requirements for valid waivers contained in the Age Discrimination in Employment Act, as amended, whether or not a participating Employee is protected by such Act; and (z) such release or waiver shall release Seller, its directors, officers and subsidiaries, to the same extent that Buyer is released thereby. Buyer shall reimburse Seller for all reasonable out-of-pocket costs, fees and expenses incurred at the direction of Buyer in the design, implementation or administration of such program.

        6.9 Risk of Loss.

               (a) From the date hereof through the Closing Date, all risk of loss or damage to the Tangible Personal Property included in the Purchased Assets shall be borne by Seller, other than loss or damage caused by the negligent acts or omissions of Buyer or any Buyer Representative, which loss or damage shall be the responsibility of Buyer.

               (b) Notwithstanding any provision hereof to the contrary, subject to Section 9.1(g), if, before the Closing Date, all or any portion of the Purchased Assets is (i) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated, or (ii) materially damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and
(x) in the case of a condemnation or taking, Seller shall assign or pay, as the case may be, any net proceeds thereof to Buyer at the Closing and (y) in the case of a fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefor to Buyer at the Closing. Notwithstanding the foregoing, if such condemnation, taking, damage or destruction results in a Material Adverse Effect, Buyer and Seller shall negotiate to resolve the loss resulting from such condemnation, taking, damage or destruction (and such negotiation shall include the negotiation of a fair and equitable adjustment to the Purchase Price). If no such resolution can be agreed upon within ninety (90) days after Seller has notified Buyer of such loss, then Buyer, on the one hand, or Seller, on the other hand, may terminate this Agreement pursuant to Section 9.1(g).

        6.10 Certain Tax-Exempt Bonds. Buyer acknowledges that Seller financed the Purchased Assets set forth on Schedule 6.10 with the proceeds of tax-exempt bonds and that the continuing tax-exempt status of such bonds depends on the continuing qualifying use of such assets as property used to abate or control water or atmospheric pollution or contamination by removing, altering, disposing or storing pollutants, contaminants, water or heat within the meaning of Section 103(b)(4)(F) of the Code ("Qualifying Use"). In the event that the use of such assets is changed to a non-Qualifying Use on or before the maturity date of such bonds, as set forth on Schedule 6.10, Seller will be required to take certain action to comply with their obligations to maintain the tax-exempt status of those bonds. Accordingly, Buyer shall give Seller written notice of any change in the use of such assets from their current Qualifying Use that occurs before the maturity date of such bonds, as set forth on Schedule 6.10. Such notice shall be given at least ten (10) Business Days prior to such change in use. Notwithstanding the foregoing, Buyer shall not be deemed to have breached this Section 6.10 if Buyer shall abandon the use of such assets. In the event that Buyer sells or otherwise transfers such assets on or before the maturity date of such bonds, as set forth on Schedule 6.10, Buyer shall give written notice to Sellers at least ten (10) Business Days prior thereto and Buyer shall require the subsequent owner of such assets to covenant and agree to comply with the provisions of this Section 6.10. This covenant shall be included in any recorded deed of transfer of such assets and, to the extent applicable, will be considered a covenant that runs with the land.

        6.11 PJM; MAAC. From and after the Closing Date, Buyer shall maintain membership in good standing in PJM and MAAC, and shall submit to the governance of the independent system operator established and administered under the PJM Agreement.

        6.12 Emission Allowances.

               (a) Buyer and Seller shall take all necessary actions, including executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, to ensure that (i) Buyer will obtain all, or the rights to all, (A) Emission Allowances that are to be transferred to it pursuant to Section 2.1(f) and as set forth on
Schedule 2.1(f), including the right to receive such Emission Allowances that are to be allocated or issued by a Governmental Authority in the future, and (B) Excess Emission Allowances that are to be transferred to it pursuant to Section 2.1(g) and as set forth on Schedule 2.1(g) and (ii) Seller will retain or obtain all, or the rights to all, Emission Allowances that are defined as Excluded Assets pursuant to Section 2.2(p), including the right to receive such Emission Allowances that are to be allocated or issued by a Governmental Authority in the future. Buyer and Seller further acknowledge and agree that such actions may be required before, on or after the Closing Date.

               (b) Notwithstanding anything in this Agreement to the contrary, Seller shall provide additional Emissions Allowances to Buyer in connection with Seller's operation of the Purchased Assets during the year of the Closing, or Buyer shall transfer Emissions Allowances to Seller, as follows:

                      (i) SO2 Allowances.

                             (A) Seller shall provide SO2 Allowances to
Buyer based on the following formula: (1) Seller's emissions of SO2 (in tons) from the units subject to Title IV of the Clean Air Act, 42 U.S.C.ss. 7401, et seq., for the period of the year from and including January 1 of the year the transaction closes up to, but not including, the Closing Date; minus (2) Seller's Prorated SO2 Allowances. Seller's Prorated SO2 Allowances shall be determined by adding all of the SO2 Allowances set forth on Schedule 6.12(b)(i) from and including January 1 of the year in which the transaction closes up to, but not including, the Closing Date. If the result of this calculation is less than zero, then Buyer shall transfer to Seller SO2 Allowances equal to the absolute value of the result of the calculation set forth in this subsection.

                             (B) If Schedule 6.12(b)(i) is not finalized as
of the date of the execution of this Agreement, Seller hereby covenants to act in good faith to promptly prepare such schedule. Schedule 6.12(b)(i) shall be prepared as follows. First, Seller shall develop a projection of its SO2 emissions for each of the Purchased Assets for each calendar day for the year 2000. Second, Seller shall take the SO2 Allowances set forth on Schedule 2.1(f) for each Purchased Asset for the year 2000 and allocate the SO2 Allowances to each calendar day for the year 2000 so that for each calendar day, the ratio of said SO2 Allowances to the total number of SO2 Allowances for the Purchased Asset set forth on Schedule 2.1(f) for the year 2000 shall equal the ratio of the projected SO2 emissions for each calendar day to the total number of projected SO2 emissions for the Purchased Asset for the year 2000. When completed, Schedule 6.12(b)(i) shall be a day-by-day schedule of SO2 Allowances for each of the Purchased Assets. The final form and substance of
Schedule 6.12(b)(i) shall be subject to the agreement of Seller and Buyer, acting in good faith, consistent with the terms of this subsection.

                      (ii) NOx Emission Allowances.

                             (A) Seller shall provide NOx Emission
Allowances to Buyer based on the following formula: (1) Seller's emissions of NOx (in tons) from the units subject to the NOx Budget Program of New Jersey for the period of the year from and including May 1 of the year in which the transaction closes up to, but not including, the Closing Date or September 30 of said year, whichever comes first; minus (2) Seller's Prorated NOx Emission Allowances. Seller's Prorated NOx Emission Allowances shall be determined by adding all of the NOx Emission Allowances set forth on Schedule 6.12(b)(ii) from and including May 1 of the year the transaction closes up to, but not including, the Closing Date or September 30 of the year the transaction closes, whichever comes first. If the result of this calculation is less than zero, than Buyer shall transfer to Seller an amount of NOx Emission Allowances equal to the absolute value of the result of the calculation set forth in this subsection.

                             (B) If Schedule 6.12(b)(ii) is not finalized
as of the date of the execution of this Agreement, Seller hereby covenants to act in good faith to promptly prepare such schedule after the relevant Governmental Authority finalizes the allocation of NOx Emission Allowances for the year 2000. Schedule 6.12(b)(ii) shall be prepared as follows. First, Seller shall develop a projection of its NOx emissions for each of the Purchased Assets for each calendar day from May 1, 2000 to and including September 30, 2000. Second, Seller shall take the NOx Emission Allowances set forth on Schedule 2.1(f) for each Purchased Asset for the year 2000 and allocate the NOx Emission Allowances to each calendar day for the period May 1, 2000 to and including September 30, 2000, so that for each such calendar day, the ratio of said NOx Emission Allowances to the total number of NOx Emission Allowances for the Purchased Asset set forth on Schedule 2.1(f) for the year 2000 shall equal the ratio of the projected NOx emissions for each such calendar day to the total number of projected NOx emissions for the Purchased Asset for the period May 1, 2000 to and including September 30, 2000. When completed, Schedule 6.12(b)(ii) shall be a day-by-day schedule of NOx Emission Allowances for each of the Purchased Assets. The final form and substance of Schedule 6.12(b)(ii) shall be subject to the agreement of Seller and Buyer, acting in good faith, consistent with the terms of this subsection.

                      (iii) If it appears that the Closing of the transactions contemplated by this Agreement will not occur until after December 31, 2000, Seller shall prepare schedules that will accomplish the same purpose as Schedules 6.12(b)(i) and 6.12(b)(ii) for calendar year 2001. Such schedules shall be prepared consistent with the terms of Section 6.12(b).

               (c) Buyer shall deliver to Seller, within thirty (30) days after Closing, a statement indicating the amount of SO2 Allowances and NOx Emission Allowances it is owed, or that it owes Seller, in accordance with the formulas set forth in subsection (b) (the "Statement"). The Statement shall be based on verified CEMs data for SO2 and NOx and shall include sufficient information to be evaluated by Seller. In the event that Seller is in disagreement with the Statement, Seller shall, within ten (10) calendar days after receipt of the Statement, notify Buyer of such disagreement setting forth with specificity the nature of such disagreement. If Seller fails to notify Buyer of all disagreements within the ten (10) calendar days provided for herein, then the Statement, as delivered by Buyer pursuant to Section 6.12(c), shall be final, binding and conclusive on the Parties hereto and the Party owing SO2 Allowances and/or NOx Emission Allowances to the other Party shall transfer such SO2 Allowances and/or NOx Emission Allowances (or make a payment in lieu of transferring such Emissions Allowances in accordance with Section 6.12(d)). If Seller is in disagreement with the Statement and notifies Buyer within such ten (10) calendar day period, then the Parties shall promptly attempt to resolve such disagreement by negotiation. If the Parties are unable to resolve such disagreements within fifteen (15) calendar days following such notice of disagreement, the Parties shall appoint an Independent Accounting Firm within thirty (30) calendar days following such notice, which shall review the Statement and any additional information related to the Statement submitted by either of the Parties and shall determine the amount of SO2 Allowances and/or NOx Emission Allowances owed by either of the Parties. Resolution of any such disagreements shall be made by the Independent Accounting Firm in a writing addressed to all Parties within thirty (30) calendar days following referral to it by the Parties of such disagreements in accordance with this Agreement. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. All costs and fees of the Independent Accounting Firm shall be borne by Buyer and Seller equally.

               (d) The Party or Parties owing SO2 Allowances and/or NOx
Emission Allowances calculated pursuant to this Section shall transfer the number of SO2 Allowances and/or NOx Emission Allowances owed to the other
Party by no later than thirty (30) days prior to the dates by which Buyer must have sufficient SO2 Allowances and/or NOx Emission Allowances in its compliance accounts in order to comply with Title IV of the federal Clean
Air Act or the NOx Budget Programs of Delaware and Maryland. The NOx
Emission Allowances and SO2 Allowances transferred hereunder shall have a vintage year that is the same as the year the transaction closes or, solely in the case of SO2 Allowances, a prior vintage year, unless the Party that is owed such Emission Allowances waives such requirement in writing. If the Party owing SO2 Allowances and/or NOx Emission Allowances does not or cannot meet this provision, the other Party shall be entitled to (i) acquire SO2 Allowances and/or NOx Emission Allowances equal to the number of additional SO2 Allowances and/or NOx Emission Allowances calculated pursuant to this Section and (ii) seek compensation from the owing Party for the cost of acquiring such additional SO2 Allowances and/or NOx
Emission Allowances, respectively ("Allowance Cost"), which shall be calculated based on the market price for such allowances as of the date such allowances are purchased; provided, that a Party that is owed SO2 Allowances and/or NOx Emission Allowances and has the right to purchase such Emission Allowances pursuant to this Section must purchase such Emission Allowances no later than 180 days after the date(s) by which the owing Party was to provide such Emission Allowances to the owed Party, as set forth in the first sentence of this subsection, in order to be entitled to receive compensation under this subsection. The Party that has the right to purchase SO2 Allowances and/or NOx Emission Allowances pursuant to this Section shall also be entitled to receive simple interest at the Prime Rate on the Allowance Cost, which shall accrue from the date(s) payment is due as provided in the following sentence through and including the date of payment by the owing Party. Payment shall be made no later than thirty
(30) days after the owing Party receives an invoice from the owed Party for compensation, which invoice shall specify the market price of the Emissions Allowances acquired by the owed Party; provided, that the owing Party shall not be obligated to make such payment if it disputes the amount of compensation claimed by the owed Party within fifteen (15) days after receipt of the invoice from the owed Party. Any disputes concerning the compensation owed to Buyer under Section 6.12(d) shall be resolved through good faith negotiations between the Parties. Buyer and Seller shall be obligated to act reasonably to mitigate the Allowance Cost as set forth herein. Furthermore, notwithstanding anything to the contrary herein, Seller shall have no obligation to indemnify Buyer for any penalties or fines or other costs or expenses related to Buyer's failure to comply with the legal requirements of Title IV of the Clean Air Act or the NOx Budget Program of New Jersey.

        6.13 Insurance Claims. Seller shall use its Commercially Reasonable Efforts to assist Buyer in making any claims relating to pre-Closing periods against any insurance policies of Seller that may provide coverage related to the Assumed Liabilities.

        6.14 Reimbursement of Certain Metering Expenses. From and after the Closing, Buyer shall (i) reimburse Seller for reasonable amounts expended by Seller prior to the later to occur of December 31, 2000 and the date that is ninety (90) days after the Closing Date in connection with the installation, renovation or improvement of revenue quality meters and related equipment up to an aggregate amount of $1,500,000; and (ii) cooperate with Seller as fully as reasonably possible in order to facilitate Seller's installation, renovation or improvement of revenue quality meters and related equipment to the extent that such installation, renovation or improvement requires that Seller gain access to the Real Property after the Closing Date.


                                ARTICLE VII

                                 CONDITIONS

        7.1 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

               (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

               (b) No preliminary or permanent injunction, order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Buyer agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby;

               (c) Buyer shall have obtained the Buyer's Required
Regulatory Approvals set forth on Schedule 7.1(c), in form and substance reasonably satisfactory to Buyer (including any adverse conditions therein); and such Buyer's Required Regulatory Approvals shall be final and nonappealable;

               (d) Seller shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

               (e) (i) The representations and warranties of Seller set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in substantially all respects, in each case, as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

               (f) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.1(d) and (e) have been satisfied by Seller;

               (g) Buyer shall have received an opinion from Seller's counsel, which counsel shall be reasonably acceptable to Buyer, dated the Closing Date, substantially in the form of Exhibit I hereto;

               (h) There shall not have occurred any Material Adverse Effect during the period commencing on the date hereof and ending at the Closing;

               (i) Buyer shall be able to obtain at Closing an owner's policy or policies of title insurance issued on the form customarily used in Delaware and Maryland as applicable, insuring title to the Real Property in an amount equal to the Purchase Price relating to such Real Property, or such lesser amount as Buyer elects, with exceptions only for Permitted Encumbrances, but without the so-called "standard" exceptions for (x) the rights of parties in possession, (y) unfiled mechanics' and materialmens' liens and (z) matters arising after the dates of the

Title Commitments and with the creditors' rights exclusion to coverage deleted, without Buyer being obligated to pay more than $50,000 in aggregate additional premium in order for the issuer to delete or insure over title exceptions which are not Permitted Encumbrances. For purposes hereof "additional premium" means premium in excess of the amount that the title insurer has otherwise agreed to accept for issuing the policies of title insurance to Buyer in the requested amount;

               (j) Buyer shall have obtained an easement or comparable access rights allowing Buyer reasonable access to the rail line serving the Vienna Station;

               (k) Seller shall have (i) completed in all material respects the overhaul of the high pressure section of the steam turbine of Unit 8 at the Vienna Station and (ii) inspected and, to the extent consistent with Seller's past practice, completed in all material respects the overhaul of the low pressure section of the steam turbine of Unit 8 at the Vienna Station, in each case, in a manner consistent with Seller's past practice; provided, however, that, if prior to November 30, 2000 all conditions to the obligations of all Parties to this Agreement to consummate the transactions contemplated hereby have been satisfied or, to the extent permitted by applicable Law, waived, other than the condition set forth in this Section 7.1(k), then the condition set forth in this Section 7.1(k) shall be deemed satisfied if such overhaul can reasonably be completed after the Closing by Buyer, at Seller's expense, on or before November 30, 2000; it being understood that after the Closing Buyer shall complete such overhaul in a manner consistent with Seller's past practice;

               (l) Seller shall have completed in all material respects the testing, start-up and commissioning of the Unit 3 and Unit 4 SNCR at the Indian River Station;

               (m) Seller shall have completed in all material respects the repair of the generator, transformer and related equipment forming a part of Unit 3 at the Indian River Station such that: (i) such repair complies in all material respects with Good Utility Practices; and (ii) upon completion of such repair, Unit 3 at the Indian River Station shall be capable of meeting its net capacity of 165 MW as demonstrated for PJM's summer and winter capacity tests prior to the effective date of the Power Purchase Agreement;

               (n) Seller shall have obtained an operating permit from DNREC for Units 1 and 2 at the Indian River Station authorizing the use of low NOx burner technology and over fire air; and

               (o) Subject to the last sentence of Section 3.9, the Related Purchase Agreements shall be in full force and effect and the valid and binding obligation of each party thereto (other than Buyer); and all conditions to the obligations of all parties to the Related Purchase Agreements to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived.

        7.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

               (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

               (b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Seller agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby;

               (c) Seller shall have obtained the Seller's Required Regulatory Approvals set forth on Schedule 7.2(c), in form and substance reasonably satisfactory to Seller (including any adverse conditions therein) and all conditions to effectiveness prescribed therein or otherwise by Law shall have been satisfied in all material respects; and such Seller's Required Regulatory Approvals shall be final and nonappealable;

               (d) Buyer shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

               (e) (i) The representations and warranties of Buyer set forth in this Agreement that are qualified by reference to Buyer Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of Buyer that are not so qualified shall be true and correct in substantially all respects, in each case, as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

               (f) Seller shall have received a certificate from an authorized officer of each Buyer, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.2(d) and (e) have been satisfied by Buyer;

               (g) Seller shall have received an opinion from Buyer's counsel, which counsel shall be reasonably acceptable to Seller, dated the Closing Date, substantially in the form of Exhibit J hereto; and

               (h) Subject to the last sentence of Section 3.9, the Related Purchase Agreements shall be in full force and effect and the valid and binding obligation of each party thereto (other than Seller); and all conditions to the obligations of all parties to the Related Purchase

Agreements to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived.


                                ARTICLE VIII

                      INDEMNIFICATION AND ARBITRATION

        8.1 Indemnification.

               (a) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (each, a "Seller's Indemnitee"), from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorneys' fees and expenses in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller's Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) any Inspection, or (iv) any Third-Party Claim against any Seller's Indemnitee in connection with Buyer's ownership, lease, maintenance or operation of any of the Purchased Assets on or after the Closing Date (other than to the extent such Third-Party Claim constitutes an Excluded Liability); provided, however, that Buyer shall be liable to Seller pursuant to clause (i) of Section 8.1(a) only for Indemnifiable Losses for which any Seller's Indemnitee gives written notice to Buyer (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenants or agreements survive the Closing in accordance with
Section 10.6.

               (b) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (each, a "Buyer's Indemnitee" and, together with Seller's Indemnitees, an "Indemnitee"), from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer's Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of any covenant or agreement of Seller set forth in this Agreement or (ii) the Excluded Liabilities; provided, however, that Seller shall be liable pursuant to clause (i) of this Section 8.1(b) only for Indemnifiable Losses for which any Buyer's Indemnitee gives written notice to Seller (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenants or agreements survive the Closing in accordance with Section 10.6.

               (c) In furtherance, and not in limitation, of the provisions set forth in Section 8.1(a), Buyer, for itself and on behalf of its Representatives, hereby irrevocably releases, holds harmless and forever discharges Seller from any and all Indemnifiable Losses of any kind or character, whether known or unknown, contingent or accrued, arising under or relating to Environmental Laws, or relating to any claim in respect of any Environmental Condition or Hazardous Substance, whether based on common law or Environmental Laws relating to the Purchased Assets, other than such Liabilities which have been retained by Seller hereunder

(collectively, "Environmental Claims"). In furtherance of the foregoing, Buyer, for itself and on behalf of its Representatives, hereby irrevocably waives any and all rights and benefits with respect to such Environmental Claims that it now has, or in the future may have conferred upon it by virtue of any Law or common law principle, which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, Buyer hereby acknowledges that it is aware that factual matters now unknown to it may have given, or hereafter may give, rise to Environmental Claims that are presently unknown, unanticipated and unsuspected, and Buyer further agrees that this release set forth in this Section 8.1(c) has been negotiated and agreed upon in light of that awareness, and Buyer, for itself and on behalf of its Representatives, nevertheless hereby intends irrevocably to release, hold harmless and forever discharge Seller from all such Environmental Claims.

               (d) The rights and remedies of Seller and Buyer set forth in this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, under applicable Law, whether at common law or in equity, including for declaratory, injunctive or monetary relief, in each case, with respect to any Indemnifiable Loss.

               (e) Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party hereto required to provide indemnification under this Agreement (an "Indemnifying Party")) any amount in excess of the actual compensatory damages, court costs and reasonable attorneys' fees suffered by such Party. Buyer and Seller hereby irrevocably waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third-Party Claim).

               (f) Any Indemnitee shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in this Section 8.1, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 8.1(f), the Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation.

        8.2 Defense of Claims.

               (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not an Indemnitee (a "Third-Party Claim") with respect to which indemnification is to be sought from

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

an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in no event later than ten (10) Business Days after the Indemnitee's receipt of notice of such Third-Party Claim. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be incurred by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel. If an Indemnifying Party elects not to assume the defense of any Third-Party Claim, the Indemnitee may defend, compromise or settle such Third-Party Claim with counsel selected by it, provided that, without the prior written consent of the Indemnifying Party, the Indemnitee shall not agree to the entry of any judgment with respect to, or any compromise or settlement of, any Third-Party Claim, which judgment, compromise or settlement does not include the unconditional release of the Indemnifying Party.

               (b) If, within twenty (20) Business Days after an Indemnitee gives written notice to the Indemnifying Party of any Third-Party Claim, such Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in Section 8.2(a), then the Indemnifying Party shall not be liable for any costs, fees or expenses subsequently incurred by the Indemnitee in connection with the defense, compromise or settlement thereof.

               (c) Subject to Section 8.3, any claim by an Indemnitee on account of an Indemnifiable Loss which does not constitute a Third-Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, in no event later than twenty
(20) Business Days after the Indemnitee becomes aware of such Direct Claim, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, of such Indemnifiable Loss and the Indemnifying Party shall have a period of twenty (20) Business Days within which to respond to such Direct Claim. If the Indemnifying Party fails to respond during such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted such claim and, subject to this Article VIII, shall promptly reimburse the Indemnitee for the Indemnifiable Losses set forth in the Indemnitee's notice.

               (d) A failure to give timely notice as provided in this
Section 8.2 shall not affect the rights or obligations of any Party hereunder except to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

        8.3 Arbitration.

               (a) Notwithstanding any provision hereof to the contrary, in the event of any dispute between Seller and Buyer arising after the Closing (whether relating to facts, events or circumstances occurring or existing prior to, on or after the Closing Date) and relating to or arising out of any provision of this Agreement (other than disputes arising under Section 2.3, 2.4,

3.2, 3.3, 3.4, 6.6 or 8.1(a)(ii)), the Party asserting such dispute shall give written notice to the other of the fact that a dispute has arisen pursuant hereto. Such notice shall include (i) a statement setting forth in reasonable detail the facts, events, circumstances, evidence and arguments underlying such dispute and (ii) proposed arrangements for a meeting to attempt to resolve the dispute to be held within sixty (60) days after such notice is given. Within thirty (30) days after such notice is given, the other Party hereto shall submit to the Party giving such notice a written summary responding to such statement of facts, events, circumstances, evidence and arguments contained in the notice and an acceptance of or proposed alternative to the meeting arrangements set forth in the initial notice.

               (b) The chief executive officers (or any other executive officer or officers directly reporting to, and duly designated by, such chief executive officers) of each of the Parties shall meet at a mutually acceptable time and place to attempt to settle any dispute in good faith; provided, however, that such meeting shall be held at the principal offices of the Party receiving the notice of dispute unless otherwise agreed; and provided further, that any such meeting shall be held no later than sixty
(60) days after the written notice of dispute is given pursuant to Section 8.3(a). Each Party shall bear its own costs and expenses with respect to preparation for, attendance at and participation in such meeting.

               (c) In the event that (i) a meeting has been held in accordance with Section 8.3(b), (ii) any such dispute of the kind referred to in Section 8.3(a) shall not have been resolved at such meeting and (iii) the aggregate amount in dispute exceeds $100,000, then either Party may submit such dispute to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Commercial Arbitration Rules"). In the event that such dispute is submitted to arbitration pursuant to the Commercial Arbitration Rules, then the arbitration tribunal shall be composed of three arbitrators (one arbitrator selected by each Party within thirty (30) days after the meeting held in accordance with Section 8.3(b) with the third selected by the other two arbitrators or, in the absence of agreement between them, the American Arbitration Association), the venue of the arbitration shall be Wilmington, Delaware, the language of the arbitration shall be English and the arbitration shall commence no later than sixty (60) days after the meeting held in accordance with Section 8.3(b). The decision, judgment and order of the arbitration tribunal shall be final, binding and conclusive as to the Parties and their respective Representatives, and may be entered in court of competent jurisdiction. Other than the fees and expenses of the arbitrators, which shall be shared equally by the Parties, each Party shall bear its own costs and expenses (including attorneys' fees and expenses) relating to the arbitration.

        8.4 Remediation of Matters Covered in Sections 2.4(g) and 2.4(n). With respect to the Liabilities as to which Seller has retained responsibility for Remediation pursuant to Section 2.4(g) or 2.4(n):

               (a) Seller shall have the right, but not the obligation, to control the management of any Remediation covered by this Section 8.4. With respect to the Liabilities described in

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

Schedule 2.4(n), Seller shall notify Buyer at the Closing whether it intends to control the management of the Remediation after the Closing. As for other Liabilities that are potentially covered by this Section 8.4, Seller must notify Buyer within thirty (30) days of receipt of notice of Buyer's claim for indemnification for such matter that it intends to undertake responsibility for said Remediation. Prior to a determination by Seller that it will undertake Remediation pursuant to this Section 8.4, Buyer shall, at Seller's expense, take only those actions necessary to comply with applicable Environmental Laws or as required by Governmental Authorities or address conditions that pose an immediate and acute environmental or health risk (unless additional actions are approved by Seller, such approval not to be unreasonably withheld or delayed).

               (b) Seller shall comply with all applicable Laws, including all applicable Environmental Laws, with respect to its performance pursuant to this Section 8.4. Seller shall promptly provide copies to Buyer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Buyer a reasonable opportunity (at Buyer's own expense) to promptly comment on any submissions Seller intends to deliver or submit to the appropriate regulatory body prior to said submission. Buyer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the investigation or remediation, including any field work undertaken by Seller, and Seller shall provide Buyer with the results of all such field work. Notwithstanding the foregoing, Buyer shall not take any actions that shall unreasonably interfere with Seller's performance of the Remediation. Seller shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the property. Buyer shall allow Seller reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Seller in the performance of the Remediation, including providing Seller with reasonable access to employees and documents as necessary.

               (c) If Seller declines to undertake the performance of a Remediation hereunder, Buyer shall be entitled to control the investigation and remediation. Buyer shall promptly provide copies to Seller of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Seller a reasonable opportunity (at Seller's own expense) to promptly comment on any submissions Buyer intends to deliver or submit to the appropriate regulatory body prior to said submission. Seller may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remediation, including any field work undertaken by Buyer, and Buyer shall provide Seller with the results of all such field work. Notwithstanding the foregoing, Seller shall not take any actions that shall unreasonably interfere with Buyer's performance of the Remediation. Seller's decision to allow Buyer to undertake Remediation hereunder shall not limit or affect Seller's obligation to indemnify Buyer for said investigation and remediation as otherwise provided in this Agreement.

               (d) Without regard to whether Buyer or Seller is conducting a Remediation pursuant to this Section 8.4, the Parties agree that such Remediation will be conducted in a reasonable manner and consistent with the use of the Site in question as an electric generating station. Without limiting the foregoing, the Parties agree that they will conduct any such

Remediation so that the Remediation Standard that is applicable to the Site is the least stringent Remediation Standard that would apply to the Site based on the current use of the Site, and Buyer furthermore covenants that it will accept a deed restriction or other reasonable institutional or engineering controls, if such mechanisms will (A) allow the Remediation of the Site to be completed in the least cost manner in compliance with applicable Environmental Law and (B) not unreasonably interfere with operations at the Site. Notwithstanding the foregoing, if Buyer determines at or after the Closing that it desires a Remediation such that the Site is remediated to a more stringent Remediation Standard, it may do so, provided, that (x) if Seller is managing a Remediation pursuant to this
Section 8.4, it has the right, to the extent permitted by Law, to cease conduct of the Remediation and request Buyer to assume the conduct of the Remediation and (y) notwithstanding which of the Parties conducts the Remediation, Buyer shall be liable for the costs and expenses associated with the Remediation to the extent those costs and expenses exceed those that would be associated with a Remediation Standard as determined by the previous sentence.


                                 ARTICLE IX

                                TERMINATION

        9.1 Termination.

               (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

               (b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party,
(i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated by this Agreement or by any Additional Agreement; or (iii) at any time after the first anniversary of the date of this Agreement if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) (iii) shall not be available to any Party whose breach of this Agreement has caused, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on such date, the conditions to the Closing set forth in
Section 7.1(c) or 7.2(c) shall not have been satisfied but all other conditions to the Closing shall be satisfied or shall be capable of being satisfied, then no Party shall be entitled to terminate this Agreement prior to the date which is 180 days after the first anniversary of the date of this Agreement.

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

               (c) This Agreement may be terminated by Buyer, upon written notice to Seller, if any of Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Buyer.

               (d) This Agreement may be terminated by Seller, upon written notice to Buyer, if any of the Seller's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Seller.

               (e) Except as otherwise provided in this Agreement, this Agreement may be terminated by Buyer, upon written notice to Seller, if there has been a breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement which has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach.

               (f) Except as otherwise provided in this Agreement, this Agreement may be terminated by Seller, upon written notice to Buyer, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach.

               (g) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, in accordance with the provisions of Section 6.9(b), provided that the Party seeking to so terminate shall have complied with its obligations under Section 6.9.

        9.2 Effect of Termination. Upon termination of this Agreement prior to the Closing pursuant to Section 9.1, this Agreement shall be null and void and of no further force or effect (except that the provisions set forth in Section 6.3, this Section 9.2 and Article X, and the Confidentiality Agreement, shall remain in full force and effect in accordance with their respective terms); and no Party shall have any further Liability under this Agreement (other than for any wilful breach of its obligations hereunder).

                                 ARTICLE X

                          MISCELLANEOUS PROVISIONS

        10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by all Parties.

        10.2 Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses, including the fees and commissions referred to in Section
10.3. Notwithstanding the foregoing, Buyer shall be responsible for the payment of, or reimbursement of Seller for, (a) all actual out-of-pocket costs, fees and expenses charged by Lawyers Title Insurance Corporation in connection with obtaining any title insurance policy and all endorsements thereto, including policy premiums, (b) all survey costs, fees and expenses, incurred by Buyer, (c) all survey costs, fees and expenses incurred by Seller on or prior to the date hereof, but, together with all such costs, fees and expenses incurred in connection with the Related Purchase Agreements, not in excess of $600,000, (d) all filing fees under the HSR Act and (e) all costs for experts and consultants in accordance with Section 6.5(b).

        10.3 Fees and Commissions. Seller, on the one hand, and Buyer, on the other hand, represent and warrant to the other that, except for Credit Suisse First Boston, Inc. and Reed/Navigant Consulting Group, which are acting for and at the expense of Seller, and CIBC World Markets Corp., which is acting for and at the expense of Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by such Party or its Representatives. Seller, on the one hand, and Buyer, on the other hand, shall pay or otherwise discharge all such brokerage fees, commissions and finder's fees so incurred by such Parties.

        10.4 Bulk Sales Laws. Buyer hereby acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provisions of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement; and Buyer hereby irrevocably waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

        10.5 Waiver of Compliance; Consents. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith.

        10.6 No Survival. No representation or warranty contained in this Agreement shall survive the delivery of the Limited Warranty Deeds and the Closing. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

        10.7 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, THE PURCHASED ASSETS ARE SOLD "AS IS, WHERE IS", AND SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER AND THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV: SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE PURCHASED ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PURCHASED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE PURCHASED ASSETS OR THE SUITABILITY OF THE PURCHASED ASSETS FOR OPERATION AS A POWER PLANT OR AS A FUEL PROCESSING FACILITY, AS APPLICABLE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS.

        SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE NAMES "INDIAN RIVER POWER PLANT" AND "VIENNA POWER PLANT," INCLUDING ALL REPRESENTATIONS AND WARRANTIES OF (1) TITLE; (2) LENGTH, NATURE, EXCLUSIVITY AND CONTINUITY OF USE; (3) STRENGTH OR FAME; AND (4) NONINFRINGEMENT AND NONDILUTION OF

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TRADEMARK, SERVICE MARK, TRADE NAME OR OTHER PROPRIETARY RIGHTS OF ANY THIRD
PARTY. BUYER HEREBY ACKNOWLEDGES THAT THE NAMES "INDIAN RIVER POWER PLANT" AND "VIENNA POWER PLANT" EACH HAVE A GEOGRAPHIC CONNOTATION ASSOCIATED WITH THE LOCATION OF CERTAIN OF THE PURCHASED ASSETS.

        10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or facsimile number shall be effective only upon receipt thereof):

               (a)    If to Seller, to:

                      Conectiv
                      800 King Street
                      P.O. Box 231
                      Wilmington, Delaware  19899
                      Attention:  Chairman
                      Facsimile:  (302) 429-3367

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      One Rodney Square
                      Wilmington, Delaware  19801
                      Attention:  Steven J. Rothschild, Esquire
                      Facsimile:  (302) 651-3001

               (b)    if to Buyer, to:

                      NRG Energy, Inc.
                      1221 Nicollet Mall, Suite 700
                      Minneapolis, Minnesota  55403
                      Attention:  Vice President and General Counsel
                      Facsimile:  (612) 373-5392

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

                      with a copy to:

                      Gray, Plant, Mooty, Mooty & Bennett, P.A.
                      3400 City Center
                      33 South Sixth Street
                      Minneapolis, Minnesota  55402
                      Attention:  Joseph T. Kinning, Esquire
                      Facsimile:  (612) 333-0066

        10.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Parties, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third-party beneficiary rights in any Employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, (i) Seller may assign all or any portion of its rights, interests, obligations and remedies hereunder to Conectiv, a Delaware corporation, or any of Conectiv's wholly owned subsidiaries; provided, however, that no such assignment shall (A) materially impair or delay the consummation of the transactions contemplated hereby or (B) relieve or discharge Seller from any of its obligations hereunder; and (ii) Buyer may assign all or any portion of its rights, interests, obligations and remedies hereunder to (A) any of its wholly owned subsidiaries or (B) a trustee, lending institution or other Person solely for purposes of financing the transactions contemplated hereby; provided, however, that no such assignment shall (A) materially impair or delay the consummation of the transactions contemplated hereby or
(B) relieve or discharge Buyer from any of its obligations hereunder.

        10.10 Governing Law; Forum; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies. Venue in any and all suits, actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts located in and for the State of Delaware (the "Courts"), which shall have exclusive jurisdiction for such purpose, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding. Service of process may be made in any manner recognized by such Courts. Each of the Parties hereby irrevocably waives its right to a jury trial arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

        10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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        10.12 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties' intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

        10.13 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

        10.14 Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Confidentiality Agreement, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and the Additional Agreements and supersedes all prior agreements and understandings between or among the Parties with respect to such transactions. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in such agreements, other than those expressly set forth or referred to herein or therein. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that there are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in such agreements contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum dated June 18, 1999, previously provided to Buyer by or on behalf of Seller, Reed/Navigant Consulting Group and Credit Suisse First Boston, Inc.).


                          [SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and
Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.


                                         DELMARVA POWER & LIGHT COMPANY


                                         By: /s/ Thomas S. Shaw
                                             ---------------------------
                                             Name:  Thomas S. Shaw
                                             Title: Executive Vice President


                                         NRG ENERGY, INC.


                                         By: /s/ Craig A. Mataczynski
                                             -----------------------------
                                             Name:  Craig A. Mataczynski
                                             Title: Senior Vice President

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